EXECUTION VERSION
EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
DATED AS OF MAY 11, 2007
BY AND AMONG
HINTON G. DAVIS,
HGD INVESTMENT LIMITED PARTNERSHIP,
FIRST VENTURE HOLDINGS, LLC,
MARY TERESA DAVIS TANNER,
HINTON G. DAVIS III, TRUST B,
HINTON G. DAVIS III, GRANTOR TRUST,
SUSAN CHERI DAVIS MCMILLAN,
CAPITAL CITY ACQUISITION CORP.,
AND
NORTH POINTE HOLDINGS CORPORATION
RELATING TO THE PURCHASE AND SALE
OF
100% OF THE CAPITAL STOCK
OF
CAPITAL CITY HOLDING COMPANY, INC.,
DAVIS-GARVIN HOLDINGS, INC.,
CAPITAL EXCESS & SURPLUS BROKERS, INC.,
SOUTHEASTERN CLAIMS SERVICES, INC.,
SAFECO PRODUCTS, INC.,
AND
CHARTER PREMIUM AUDITS, INC.
Capital Cities Stock Purchase Agreement

Capital Cities Stock Purchase Agreement

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Capital Cities Stock Purchase Agreement

Capital Cities Stock Purchase Agreement

EXHIBITS

Exhibit 1.1.1	Excluded Assets
Exhibit 1.1.2	Key Employees
Exhibit 1.1.3	Knowledge Employees
Exhibit 1.1.4	Agreement Framework
Exhibit 2.1(c)	Sellers Allocation Schedule
Exhibit 2.3(b)	Provision of Security for Buyer
Exhibit 2.3(c)(iii)(2)	D-G Air LLC Equity Distribution Agreements
Exhibit 2.3(c)(iii)(3)	Second Venture, LLC Equity Sale Agreement
Exhibit 3.2(d)	Equity Ownership Chart
Exhibit 5.2(b)	Confidentiality Agreement
Exhibit 6.1(f)-1	First Venture Holdings, LLC Lease
Exhibit 6.1(f)-2	Second Venture, LLC Lease
Exhibit 6.2(d)	Non-Disclosure, Non-Solicitation and Non-Compete Agreement
Capital Cities Stock Purchase Agreement

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 11, 2007, is entered into by and among Hinton G. Davis (“Davis”), HGD Investment Limited Partnership, First Venture Holdings, LLC, Mary Teresa Davis Tanner, Hinton G. Davis III, Trust B, Hinton G. Davis III, Grantor Trust, and Susan Cheri Davis McMillan (each a “Seller” and collectively the “Sellers”), North Pointe Holdings Corporation, a Michigan corporation (“NPHC”), and Capital City Acquisition Corp., a Michigan corporation (the “Buyer”). The Sellers, NPHC and Buyer are referred to herein individually as a “Party”, and collectively as the “Parties.”
RECITALS:
     A. Capital City Holding Company, Inc., a stock property and casualty insurance holding company and South Carolina corporation (“CCHCI”), Davis-Garvin Holdings, Inc., a South Carolina corporation (“DGHI”), Capital Excess & Surplus Brokers, Inc., a South Carolina corporation (“CESBI”), Southeastern Claims Services, Inc., a South Carolina corporation (“SCSI”), Safeco Products, Inc., a South Carolina corporation (“SPI”), and Charter Premium Audits, Inc., a South Carolina corporation (“CPAI”) (CCHCI, DGHI, CESBI, SCSI, SPI, and CPAI are collectively referred to as the “Group Companies” and individually as a “Group Company”) collectively provide the following services in the southeastern United States: (i) the sale, service and/or administration of casualty and property insurance, including the sale, service and/or administration of insurance relating to workers’ compensation, automobile, general liability, property, umbrella, equipment, professional liability, directors and officers liability, hunt club liability, and surety and fidelity bonds; (ii) the sale of employee benefit plans, including health & life products, 401K plans, IRA’s and pension plans; and (iii) related insurance agency and other ancillary services (the “Business”);
     B. Buyer has been formed by NPHC, a property and casualty insurance holding company that markets specialty commercial and personal insurance products through its insurance company subsidiaries, for the purpose of acquiring the Group Companies;
     C. NPHC and CCHCI entered into a letter of intent dated March 19, 2007 (the “LOI”), pursuant to which NPHC proposed to acquire, either directly or indirectly, all of the outstanding shares of capital stock of the Group Companies and their Subsidiaries; and
     D. Sellers desire to sell the Shares they own to Buyer, and Buyer desires to purchase the Shares from Sellers, in each case on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
Capital Cities Stock Purchase Agreement

ARTICLE I.
DEFINITIONS
     Section 1.1 Definitions.
     When used in this Agreement, the following terms shall have the respective meanings specified therefor below:
     “Acquisition Proposal” means any inquiry, offer, proposal, indication of interest, signed agreement or completed action, as the case may be, by any Third Party that relates to (A) a merger or consolidation involving any Group Company or any of their Subsidiaries, (B) the issuance, sale or other disposition by any Group Company or any of their Subsidiaries to a Third Party (including by way of merger, consolidation, share exchange or otherwise) of shares of capital stock or options, warrants, calls, subscriptions or securities convertible into capital stock of any Group Company or any of their Subsidiaries representing a majority of the votes associated with the outstanding capital stock of any Group Company or any of their Subsidiaries, as applicable, (C) any tender or exchange offer that if consummated would result in any Third Party, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of any Group Company or any of their Subsidiaries representing a majority (by voting power) of the outstanding capital stock of any Group Company or any of their Subsidiaries, as applicable, (D) the acquisition, license, purchase or other disposition of assets of any Group Company or any of their Subsidiaries, representing 50% or more of the consolidated assets of the Group Companies and their Subsidiaries, or (E) the sale, assignment or transfer to a Third Party of fifty percent (50%) or more of the insurance liabilities of any Group Company or any of their Subsidiaries by way of assumption reinsurance, indemnity coinsurance or similar type of assumption of such liabilities.
     “Action” as defined in Section 3.8(a).
     “Adjusting Transactions” means the transfer from the Group Companies to the Sellers immediately prior to Closing of (1) all of the equity interests in D-G Air, LLC from Davis Garvin Agency Inc. in a series of transfers that are intended to be treated for tax purposes as distributions to the shareholders of Davis Garvin Holdings Inc., and (2) all of the equity interests in Second Venture LLC owned by CCIC to either the Sellers or to a third party in exchange for cash in an amount equal to CCIC’s book value for such equity interests, in a transaction that is intended to be treated as a sale for tax purposes. In each case, the Adjusting Transactions shall be completed in such a manner that the GAAP equity value of the Group Companies is neither diminished nor increased.
     “Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person, including without limitation any Subsidiary.
     “Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.
     “Agreement” as defined in the first paragraph of this Stock Purchase Agreement.
Capital Cities Stock Purchase Agreement

     “Allocation Schedule” as defined in Section 9.9(b).
     “Annual Statements” shall mean, with respect to any Person, any annual statements of such Person required to be filed with or submitted to the insurance commissioner or other Governmental Authority having regulatory authority over the conduct of such Person’s P&C Business in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority.
     “Applicable SOL Period” shall mean the latest date a claim by the Parties could be filed for breach of the relevant representation, warranty, or covenant under Law and as limited by the applicable statutes of limitations; provided, that in the case of such a claim based on a Third Party Claim, then the Applicable SOL Period shall not end before the date that is 60 days after the receipt by the Indemnified Party of notice of such Third Party Claim.
     “Ashley Agreement” as defined in the definition of “Shares” in this Section 1.1.
     “Books and Records” means all records, documents and databases, including, without limitation, corporate minute books, code of regulations and other organizational documents, administrative records, claim records, policy files, sales records, files and records (including correspondence) relating to tax and regulatory matters, reinsurance records, underwriting records, records relating to customers, accounting records, and all other records, data and information (in whatever form maintained) in the possession or control of any of the Group Companies and their Subsidiaries or other Affiliates, and which relate to the conduct of the Business.
     “Business” as defined in the Recitals.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in South Carolina or Michigan.
     “Buyer” as defined in the first paragraph of this Stock Purchase Agreement.
     “Buyer Indemnitees” as defined in Section 8.2(b).
     “CCIC” as defined in Section 3.5(a)(iv).
     “Closing” as defined in Section 2.2(a).
     “Closing Date” as defined in Section 2.2(b).
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Company Permits” means all Permits required for any business operated or services furnished by the Group Companies or their Subsidiaries, including without limitation any Permits to issue, underwrite, assume, place or otherwise carry on the Business as currently conducted.
Capital Cities Stock Purchase Agreement

     “Company Responsible Parties” as defined in Section 3.17.
     “Confidentiality Agreement” as defined in Section 5.2(b).
     “Contract” means, with respect to any Person, any agreement, arrangement, undertaking, contract, commitment, obligation, promise, indenture, deed of trust or other instrument or agreement (whether written or oral and whether express or implied) by which that Person, or any amount of its properties or assets, is bound or subject.
     “Control” (or any derivation thereof) means, with respect to a Person, the direct or indirect ownership of an amount of the voting securities, other voting ownership or voting partnership interests of another Person which is sufficient to elect at least a majority of the board of directors or similar governing body of such other Person.
     “Controlling Party” as defined in Section 8.4(c).
     “Copyrights” as defined in the definition of Intellectual Property.
     “Covenant Breach” as defined in Section 8.2(b)(v).
     “Customer Information” as defined in Section 3.26.
     “Damages” as defined in Section 8.2(a).
     “Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer on the date hereof. Disclosure of any matter in the Disclosure Schedule shall not constitute an expression of a view that such matter is material or is required to be disclosed pursuant to this Agreement. To the extent that any representation or warranty set forth in this Agreement is qualified by the materiality of the matter(s) to which the representation or warranty relates, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Sellers that any such matter is material. The disclosure of any information concerning a matter in the Disclosure Schedules does not imply that any other, undisclosed matter that has a greater significance or value is material.
     “Effective Time” as defined in Section 2.2(c).
     “Employee Plans” as defined in Section 3.11(a).
     “Environmental Breach” as defined in Section 8.2(b)(ii).
     “Environmental Laws” means federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to the environment or the protection of human health as it relates to the environment, including those relating to the management or Release of Hazardous Materials.
     “ERISA” as defined in Section 3.11(a).
Capital Cities Stock Purchase Agreement

     “ERISA Affiliate” as defined in Section 3.11(a).
     “Escrow Agreement” as defined in Section 2.3(b).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Excluded Assets” means the assets listed on Exhibit 1.1.1.
     “GAAP” as defined in Section 3.6(a).
     “GLB Act” means the Gramm-Leach-Bliley Act, as amended, and the rules and regulations adopted thereunder.
     “General Warranty Breach” as defined in Section 8.2(b)(iv).
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, including any domestic (federal, state or local), foreign or supranational governmental or regulatory authority, agency, department, board, commission, administration or instrumentality, any court, tribunal or arbitrator or any self-regulatory organization, including state departments or divisions of insurance or insurance commissioners or superintendents.
     “Group Company” as defined in Recital A.
     “Group Company Financial Statements” as defined in Section 3.5(a).
     “Group Company Organizational Documents” as defined in Section 3.1(b).
     “Hazardous Material” means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls, and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations adopted thereunder.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Party” as defined in Section 8.4(a).
     “Indemnifying Party” as defined in Section 8.4(a).
     “Independent Public Accountants” as defined in Section 9.3(d).
     “Insurance Contract” means any of the insurance policies, Contracts of insurance, policy endorsements, certificates of insurance and application forms pertaining to the Insurance
Capital Cities Stock Purchase Agreement

Products underwritten by the Group Companies or any of their Subsidiaries in the ordinary course of business.
     “Insurance Products” means any of the insurance coverage underwritten in whole or in part by the Group Companies or any of their Subsidiaries.
     “Insurance Regulatory Requirements” means all consents, approvals or Permits of, notices to or filings with, and the expiration of all waiting periods required by any Governmental Authority having jurisdiction over the insurance business of the Group Companies, Sellers, Buyer, or the Insurance Contracts and the Insurance Products, including without limitation approval pursuant to Chapter 21 of the South Carolina Insurance Code and related regulations.
     “Intellectual Property” means all U.S., state, and foreign (A) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with the goodwill associated therewith, registrations and applications relating to the foregoing (“Trademarks”), (B) patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (“Patents”), (C) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same (“Copyrights”), and (D) know-how and trade secrets.
     “Inventory” as defined in Section 3.16(b).
     “Investment Assets” means bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.
     “IP Licenses” means all licenses and agreements (excluding “click-wrap” or “shrink-wrap” agreements or agreements contained in “off-the-shelf” Software or the terms of use or service for any web site) pursuant to which the Group Companies or any of their Subsidiaries have acquired rights (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Group Companies or any of their Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue.
     “Key Employees” means the individuals listed on Exhibit 1.1.2.
     “Knowledge of the Group Companies” means the actual knowledge of any of the employees listed on Exhibit 1.1.3 and such additional knowledge, if any, as any of them would acquire in the exercise of reasonable care (including reasonable inquiry).
     “Law” means any law (including common law), ordinance, writ, directive, judgment, order, decree, injunction, statute, treaty, rule, regulation, regulatory requirement or determination of (or an agreement with) a Governmental Authority.
Capital Cities Stock Purchase Agreement

     “Liability” means any debt, liability, commitment, claim or obligation of any kind whatsoever, whether due or to become due, known or unknown, accrued or fixed, or absolute or contingent.
     “Lien” means any mortgages, liens, deeds of trust, security interests, pledges, restrictions, prior assignments, charges, claims, defects in title, restrictions on transfer, taxes, options, warrants, purchase rights, demands and encumbrances of any kind or type whatsoever.
     “Material Adverse Effect” means any fact, event, circumstance, change, condition or effect that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of (i) the Group Companies in the aggregate, or (ii) DGHI or CCHCI individually.
     “Material Contract(s)” as defined in Section 3.14(a).
     “NPHC” as defined in the first paragraph of this Agreement.
     “Ownership Breach” as defined in Section 8.2(b)(i).
     “P&C Business” means the business of writing in the United States property and casualty insurance through agents.
     “Patents” as defined in the definition of Intellectual Property.
     “Permits” means any governmental licenses, permits, consents, approvals, orders, certificates, authorizations, declarations, franchises, accreditations or other similar authorizations from any Governmental Authority.
     “Permitted Liens” means, collectively, (i) Liens for Taxes not yet payable or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected in the Group Company Financial Statements, (ii) any minor imperfection of title or similar Lien which does not and could not reasonably be expected to impair in any material respect the operations of the Business, and (iii) Liens incurred pursuant to actions of Buyer or any of Buyer’s Affiliates.
     “Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity or group (as defined in the Exchange Act).
     “Personal Property” as defined in Section 3.16(c).
     “Pre-Closing Tax Period” has the meaning set forth in Section 9.4.
     “Privacy Policy” as defined in Section 3.26.
     “Purchase Price” as defined in Section 2.1(b).
     “QSS” as defined in Section 3.6(b).
Capital Cities Stock Purchase Agreement

     “Quarterly Statements” shall mean, with respect to any Person, the quarterly statements of such Person filed with or submitted to the insurance commissioner or other Governmental Authority having regulatory authority over the conduct of such Person’s P&C Business in the jurisdiction in which such Person is domiciled on forms prescribed or permitted by such Governmental Authority.
     “Real Property” as defined in Section 3.16(a).
     “Reinsurance Contract” means any reinsurance, retrocession or similar arrangement relating to the Business.
     “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property.
     “Representative” means, with respect to any Person, (a) its Subsidiaries and Affiliates, and (b) its, and its Subsidiaries’ and Affiliates’, respective officers, directors, employees, auditors, financial advisors, attorneys, accountants, consultants, agents, advisors or representatives.
     “Requisite Regulatory Approvals” as defined in Section 6.1(b).
     “Reserves” as defined in Section 3.5(e).
     “Reserve Escrow” as defined in Section 2.3(b).
     “Reserve Escrow Amount” as defined in Section 2.3(b).
     “SAP” means, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the state or states in which the relevant Person conducts business.
     “S Corporation Company” and “S Corporation Companies” as defined in Section 3.13(l).
     “Section 338(h)(10) Taxes” means any Taxes that would not have been imposed but for (i) the Section 338(h)(10) Elections (as defined in Section 9.9(a) below), or (ii) any elections under state, local or other Tax law that are required to be made or deemed to have been made as a result of any Section 338(h)(10) Elections.
     “Section 338(h)(10) Elections” as defined in Section 9.9(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Seller Indemnitees” as defined in Section 8.2(a).
Capital Cities Stock Purchase Agreement

     “Seller Non-Compete Agreement” as defined in Section 6.2(d).
     “Shares” means (i) all of the issued and outstanding equity interests of the Group Companies; provided, however, that if an agreement with Stan Ashley that is reasonably acceptable to Sellers, NPHC and Buyer and generally consistent with the framework set forth on Exhibit 1.1.4 (the “Ashley Agreement”) is not executed and closed prior to the Closing Date, then the shares of CPAI shall not be included; and (ii) any equity interests of the Group Company Subsidiaries owned by Sellers.
     “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site.
     “Standard GAAP Exceptions” means (1) the absence of footnotes and (2) the absence of year-end adjustments. Note: for CCHCI, GAAP is not used for investment in CCIC.
     “Straddle Period” has the meaning set forth in Section 9.5.
     “Subsidiary” when used with respect to any Person means another Person Controlled by such first Person.
     “Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
     “Tax Adjustment” as defined in Section 9.9(c)(iii).
     “Tax Benefit” as defined in Section 8.6(b).
     “Tax Breach” as defined in Section 8.2(b)(iii).
     “Tax Claim” as defined in Section 9.3(b).
     “Tax Return” means any return, report or similar statement (including any attachment, schedule or supplements thereto) supplied to or required to be supplied to any taxing authority, including, any information return, claim for refund, amended return, or declaration of estimated Tax.
     “Termination Date” as defined in Section 7.1(b)(ii).
Capital Cities Stock Purchase Agreement

     “Third Party” means any Person (or group of Persons) other than Sellers, NPHC, Buyer, and the Group Companies and their respective Subsidiaries.
     “Third Party Claim” as defined in Section 8.4(b).
     “Trademarks” as defined in the definition of Intellectual Property.
     “Trust I” means the Capital City Ins. Co., S.C. Statutory Trust.
     “Trust II” means the Capital City Ins. Co., S.C. Statutory Trust II.
     “Trust III” means the Capital City Ins. Co., S.C. Statutory Trust III.
     “Trusts” means Trust I, Trust II, and Trust III collectively.
     Section 1.2 Other Definitional and Interpretative Provisions.
     The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any agreement or contract listed on the Disclosure Schedule hereto, all such amendments, modifications or supplements must also be listed on the Disclosure Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
ARTICLE II.
PURCHASE AND SALE
     Section 2.1 Purchase and Sale.
          (a) Upon the terms and subject to the conditions of this Agreement, Sellers agree to sell to Buyer, and Buyer agrees to purchase from Sellers, the Shares at the Closing.
Capital Cities Stock Purchase Agreement

          (b) The consideration (the “Purchase Price”) payable by Buyer for the Shares is Forty Million Nine Hundred Fifty Thousand Dollars ($40,950,000); provided, however, that if the Ashley Agreement is not executed and closed prior to the Closing Date, then the Purchase Price shall be reduced to Thirty-Nine Million Nine Hundred Fifty Thousand Dollars ($39,950,000).
          (c) The Purchase Price shall be allocated among the Sellers as agreed among the Parties and set forth on Exhibit 2.1(c).
     Section 2.2 Closing.
          (a) The closing (the “Closing”) of the purchase and sale of the Shares hereunder shall take place at the offices of Nexsen Pruet Adams Kleemeier, LLC, 1441 Main Street, Suite 1500, Columbia, South Carolina 29201, immediately after satisfaction of the conditions set forth in Article VI, or such other time and/or place as Buyer and Sellers may agree.
          (b) The date on which the Closing occurs shall be the closing date (the “Closing Date”).
          (c) 12:01 a.m. on the day when Closing occurs shall be the effective time of the Closing (the “Effective Time”).
     Section 2.3 Deliveries at Closing.
          (a) Deliveries by Buyer to Seller. At the Closing, Buyer shall deliver to Seller:
     (i) An amount in cash equal to the Purchase Price minus the Reserve Escrow Amount in immediately available funds by wire transfer to a bank account of Sellers as designated by Sellers, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date (or if not so designated, then by certified or official bank check payable in immediately available funds to the order of Sellers in such amount).
     (ii) A copy of each of the following documents duly executed by Buyer:
     (1) The Supplemental Indenture as required by Article 11 of the Indenture dated December 4, 2002 between CCHCI (as the issuer of certain Debentures aggregating $2,062,000 to Trust I) and State Street Bank and Trust Company of Connecticut, N.A. (as trustee);
     (2) The Supplemental Indenture as required by Article 11 of the Indenture dated May 15, 2003 between CCHCI (as the issuer of certain Debentures aggregating $6,186,000 to Trust II) and U.S. Bank National Association (as trustee);
Capital Cities Stock Purchase Agreement

     (3) The Supplemental Indenture as required by Article 11 of the Indenture dated May 12, 2004 between CCHCI (as the issuer of certain Debentures aggregating $2,062,000 to Trust III) and U.S. Bank National Association (as trustee); and
     (iii) A copy of the legal opinions required by Sections 9.5 and 11.3 of each such Indenture and any other documents required thereby, all in customary form acceptable to and executed by the respective trustees as set forth in the Indentures.
     (iv) The acceptance of the resignation of Hinton G. Davis as an administrator of the Trusts, and the appointment of such replacements thereof as are required by the Amended and Restated Declaration of Trust of the Trusts.
     (v) All documents Sellers may reasonably request relating to the existence of Buyer and the authority of Buyer to enter into and perform this Agreement (such as secretary’s certificates, certified copies of Buyer’s charter and by-laws, and good standing and bring-down certificates), all in form and substance reasonably satisfactory to Sellers.
          (b) Provision of Security for Buyer. At Closing, Buyer shall hold back Four Million Dollars ($4,000,000) (the “Reserve Escrow Amount”) from the Purchase Price to fund a reserve protection escrow account for the benefit of Buyer (the “Reserve Escrow”). Buyer will place the Reserve Escrow with an escrow agent pursuant to an escrow agreement (the “Escrow Agreement”) that is reasonably acceptable to the Parties. The Parties agree that the funds in the Reserve Escrow will be paid out in accordance with the guidelines listed on Exhibit 2.3(b).
          (c) Deliveries by Sellers to Buyer. At the Closing, Sellers shall deliver to Buyer:
     (i) Such documentation, in form and substance reasonably satisfactory to Buyer, as is necessary or appropriate to effect or evidence the transfer, free and clear of all Liens, of the Shares by Sellers to Buyer (or to a Person designated by Buyer, by notice to Seller, which notice shall be delivered not later than two Business Days prior to the Closing Date), with any required transfer stamps affixed thereto.
     (ii) An opinion of Sellers’ counsel reasonably acceptable to Buyer regarding those matters reasonably requested by Buyer.
     (iii) A copy of each of the following documents duly executed by the applicable Sellers:
     (1) Seller Non-Compete Agreement;
     (2) D-G Air LLC Equity Distribution Agreements, substantially in the forms attached hereto as Exhibit 2.3(c)(iii)(2); and
Capital Cities Stock Purchase Agreement

     (3) Second Venture, LLC Equity Sale Agreement, substantially in the form attached hereto as Exhibit 2.3(c)(iii)(3).
     (iv) The written resignations, effective as of Closing, of all the officers and directors of each of the Group Companies and each of their Subsidiaries, if requested by Buyer.
     (v) The resignation of Hinton G. Davis as an administrator of the Trusts.
     (vi) All documents Buyer may reasonably request relating to the existence of Sellers and the authority of Sellers to enter into and perform this Agreement and each other related document (such as secretary’s certificates, certified copies of Sellers’ charters and by-laws, and good standing and bring-down certificates), all in form and substance reasonably satisfactory to Buyer.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Sellers jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that, except as disclosed on the Disclosure Schedule and any update, amendment, or supplement thereto if and as agreed to by Buyer pursuant to Section 5.6(b):
     Section 3.1 Organization and Qualification.
          (a) Each of the Group Companies (and each of their Subsidiaries) is duly incorporated or organized, validly existing and in good standing under the Laws of the state of such company’s incorporation or organization. Each of the Group Companies (and each of their Subsidiaries) has the requisite power and authority and any necessary Company Permit to own, operate and lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign entity to do business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so qualified and in good standing that have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Group Company. Disclosure Schedule 3.1(a) sets forth a complete list of the Group Companies’ Subsidiaries, if any, together with the jurisdiction of organization of each Subsidiary.
          (b) Sellers have delivered to Buyer complete and correct copies of (i) the articles of incorporation of each of the Group Companies (including any certificates of designation), as amended and currently in effect, and the bylaws of each of the Group Companies, as amended and currently in effect (collectively the “Group Company Organizational Documents”), (ii) any shareholder agreements entered into among the Sellers and/or any other shareholders of the Group Companies relating to any of the Group Companies, and (iii) the articles or certificate of incorporation and bylaws or similar organization documents of any Subsidiaries of the Group Companies, as amended and currently in effect.
Capital Cities Stock Purchase Agreement

     Section 3.2 Capitalization.
          (a) The authorized capital stock of each of the Group Companies and all their Subsidiaries together with the equity ownership of each of the Group Companies and all their Subsidiaries are set forth on Disclosure Schedule 3.2(a). All of the Shares are owned by Sellers, except that as of the date hereof, Stan Ashley owns twenty-five percent (25%) of CPAI. All of the outstanding shares of capital stock of the Group Companies’ Subsidiaries are directly or indirectly owned one hundred percent (100%) by the Group Companies and Sellers, except that only forty percent (40%) of the equity interest in Second Venture LLC is owned by the Group Companies; provided, however, that at Closing the Group Companies will not own (i) any equity interest in D-G Air LLC, or (ii) any equity interest in Second Venture LLC. All the outstanding shares of capital stock of the Group Companies and each of their Subsidiaries are, in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Group Companies or any of their Subsidiaries on any matter.
          (b) Except in connection with the Adjusting Transactions, there are no outstanding options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Group Companies or any of their Subsidiaries to issue, transfer or sell any shares of capital stock of the Group Companies or any of their Subsidiaries.
          (c) There are no outstanding contractual obligations of the Group Companies or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Group Companies or any of their Subsidiaries. As of the date hereof, there are no declared but unpaid dividends outstanding with respect to the Group Companies’ capital stock.
          (d) The equity ownership of the Group Companies and their Subsidiaries is as shown on Exhibit 3.2(d) (Equity Ownership Chart). All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Group Companies are, directly or indirectly, owned by one or more Group Company, and all such capital stock has been validly issued and is fully paid and nonassessable and owned by either the relevant Group Company or one of its Subsidiaries free and clear of all Liens (other than Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than any restrictions imposed under applicable federal and state securities Laws.
          (e) Except for the capital stock and other ownership interests listed on Disclosure Schedule 3.2(a), there are no other outstanding (i) shares of capital stock or voting securities of the Group Companies or their Subsidiaries, (ii) securities of the Group Companies or their Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of them, or (iii) except in connection with the Adjusting Transactions, options or other rights to acquire from any of the Group Companies or their Subsidiaries, or other obligations of the Group Companies or their Subsidiaries, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of
Capital Cities Stock Purchase Agreement

any of them. Except in connection with the Adjusting Transactions, there are no outstanding obligations of the Group Companies or any of their Subsidiaries to repurchase, redeem or otherwise acquire any securities or related rights of the type referred to in clauses (i), (ii) or (iii) of this Section 3.2(e).
     Section 3.3 Authorization.
          (a) The execution, delivery and performance by each Seller of this Agreement and the consummation of the transactions contemplated hereby and thereby are within the corporate powers of each such Seller and have been duly authorized by all necessary corporate action on the part of each such Seller.
          (b) This Agreement, assuming due authorization, execution and delivery by the other parties, constitutes or will constitute when executed a valid and binding agreement of such Seller.
     Section 3.4 Consents and Approvals; No Violations; Voting Trusts.
          (a) The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby require no material consent, approval or action by or in respect of, or notice to or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (ii) compliance with any applicable requirements of state securities laws, (iii) Insurance Regulatory Requirements, and (iv) any other approvals, the absence of which would not have a Material Adverse Effect.
          (b) The execution, delivery and performance by each of the Sellers of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of limited partnership or limited partnership agreement, if any, of Sellers or the organizational documents of the Group Companies and their Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.4(a), violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Sellers or the Group Companies and their Subsidiaries or to a loss of any benefit to which the Group Companies or their Subsidiaries are entitled under any provision of any material agreement or other instrument binding upon Sellers or the Group Companies or their Subsidiaries or (iv) result in the creation or imposition of any Lien on any material asset of the Group Companies or their Subsidiaries, other than any Permitted Liens.
          (c) There are no voting trusts or other agreements or understandings to which the Sellers or any of the Group Companies or their Subsidiaries is a party with respect to the voting of the capital stock of any of the Group Companies or their Subsidiaries. None of the Group Companies and their Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of such Group Company or such Subsidiary as a result of this Agreement or any of the transactions contemplated hereby.
Capital Cities Stock Purchase Agreement

     Section 3.5 Financial Statements.
          (a) The Sellers have delivered to Buyer true and complete copies of the following:
     (i) any and all Annual Statements of the Group Companies and their Subsidiaries as of and for the years ended December 31, 2004, 2005 and 2006;
     (ii) any and all Quarterly Statements for the Group Companies and their Subsidiaries as of and for the calendar quarter ended March 31, 2007;
     (iii) the audited financial statements of CCHCI and its Subsidiaries for the years ended December 31, 2004 and 2005;
     (iv) the internal balance sheets and income statements of Capital City Insurance Company, Inc. and its Subsidiaries (“CCIC”) as of December 31, 2004, 2005 and 2006, and the quarter ended March 31, 2007 prepared in accordance with SAP; and
     (v) the internal balance sheets and income statements of the Group Companies and their Subsidiaries, other than CCIC, as of December 31, 2005 and 2006, and the quarter ended March 31, 2007 prepared in accordance with GAAP, subject to the Standard GAAP Exceptions (collectively with the items described in Sections 3.5(a)(i), (ii), (iii), (iv) and (v), are referred to as the “Group Company Financial Statements”).
          (b) Prior to Closing, the Sellers will deliver to Buyer (i) true, correct and complete copies of the Group Companies’ internal balance sheets and income statements (subject to the Standard GAAP Exceptions) for the period beginning on January 1, 2007 and ending on the date hereof, and (ii) the audited financial statements of CCHCI and its Subsidiaries for the year ended December 31, 2006.
          (c) The Group Companies and their Subsidiaries have filed, or caused to be filed, all Annual Statements and Quarterly Statements required to be filed with or submitted to the appropriate Governmental Authorities. Each Group Company Financial Statement complied (and each Annual Statement and Quarterly Statement filed after the date of this Agreement and on or before Closing, will comply) in all material respects with all Applicable Laws when so filed, and all material deficiencies with respect to any such Group Company Financial Statement have been cured or corrected. Each Group Company Financial Statement (and the notes related thereto, if any) referred to in this Section 3.5(c) was prepared (and each Annual Statement and Quarterly Statement filed after the date of this Agreement will be prepared) in accordance with SAP or GAAP (subject to Standard GAAP Exceptions) and presents (and each Annual Statement and Quarterly Statement filed after the date of this Agreement will present) fairly, in all material respects, the financial position of the Group Companies and their Subsidiaries as of the respective dates thereof and the related summaries of operations (income statements) and, if available, changes in capital and surplus and cash flows of the Group Companies and their Subsidiaries for the respective periods covered thereby. In determining whether the Group Company Financial Statements present fairly the financial condition of the Group Companies
Capital Cities Stock Purchase Agreement

and their Subsidiaries as of the respective dates thereof and the related summaries of operations and changes in capital and surplus and cash flows of the Group Companies and their Subsidiaries for the respective periods covered thereby: (i) changes in accounting policies and principles of a Group Company or Subsidiary after Closing shall be disregarded; (ii) any undisclosed or understated liability, cost, or expense shall be offset by any undisclosed or understated asset, revenue, or income, and vice versa; and (iii) the subject financial statements will be considered as a whole.
          (d) To the extent applicable, each Group Company and each of their Subsidiaries has all necessary letters of credit or other security devices in all cases where needed, and all such letters of credit and security devices comply in all material respects with all applicable Laws, to enable such Group Company or Subsidiary to take a credit against its Liabilities in, or increase its assets by, the amount of the letter of credit or security device. Disclosure Schedule 3.5(d) identifies all letters of credit and other security devices held by or maintained for the benefit of any Group Company and any Subsidiary to support receivable balances.
          (e) All reserves (including “case reserves” and reserves for “incurred but not reported” claims) with respect to insurance written by the Group Companies or their Subsidiaries as established or reflected in the Group Company Financial Statements (“Reserves”) were computed in accordance with both SAP and commonly accepted actuarial standards consistently applied and are fairly stated in all material respects in accordance with sound actuarial principles that are in accordance with those called for by the provisions of the related Insurance Contracts and in the related Reinsurance Contracts of the Group Companies and their Subsidiaries, which meet the requirements of the insurance laws and regulations of the relevant state of domicile and of the states in which such contracts were issued or delivered; provided, that, any provision of this Agreement to the contrary notwithstanding, none of the Group Companies and their Subsidiaries make any representation or warranty in this Agreement to the effect that such Reserves were or will be in fact adequate to cover the actual amount of such Liabilities that are eventually paid after the date of this Agreement. The Group Companies and their Subsidiaries own assets that are designated and qualify as legal reserve assets under applicable insurance laws in an amount at least equal to all such required reserves.
          (f) None of the Group Companies and their Subsidiaries is, or has any commitment to become, a party to any joint venture, off-balance sheet partnership or similar Contract or arrangement or any “off-balance sheet arrangement” as defined in Item 303(a) of Regulation S-K under the Exchange Act, where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Group Companies or any of their Subsidiaries in any of its or their Group Company Financial Statements.
          (g) All receivables, bonds, notes, debts, Liabilities and other obligations of any kind or nature owed to the Group Companies or any of their Subsidiaries, including any reinsurance recoverable or agent balances, represent arm’s length transactions actually made in the ordinary course of business, and to the Knowledge of the Group Companies are, except as reflected on the Group Company Financial Statements, subject to no counterclaim or setoff and are not in dispute.
Capital Cities Stock Purchase Agreement

          (h) All of the accounts receivable shown on the balance sheets of the Group Companies and their Subsidiaries or thereafter acquired arose in the ordinary and usual course of the Business consistent with past practice. All accounts receivable of (and other amounts owed and payable to) the Group Companies owing by any director, officer, stockholder or Affiliate (other than any Affiliate the shares of which are acquired by Buyer directly or indirectly pursuant to this Agreement) of any Group Company, or any of their Subsidiaries, have been paid in full on or before the Closing Date.
     Section 3.6 Absence of Certain Changes.
     During the period from January 1, 2007 through the date hereof:
          (a) The Group Companies and their Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course thereof and there has not occurred:
     (i) any fact, event, circumstance, change, condition or effect (including the incurrence of any Liabilities of any nature, whether or not accrued, contingent or otherwise) that has had, individually or in the aggregate, a Material Adverse Effect,
     (ii) any material change by the Group Companies or any of their Subsidiaries in accounting principles or methods other than those required by U.S. generally accepted accounting principles (“GAAP”), Law or SAP,
     (iii) the creation or allowance of any Liens (other than Permitted Liens) with respect to the assets of the Group Companies or any of their Subsidiaries,
     (iv) the initiation, settlement, or agreement to settle, any litigation, action, or proceeding before any Government Entity, other than insurance claims litigation in the ordinary course of business, or
     (v) any agreement or commitment to take any of the types of actions described in Sections 3.6(a)(i) through 3.6(a)(iii);
          (b) None of the Group Companies and their Subsidiaries has taken any action which, if taken after the date of this Agreement, would be prohibited by Section 5.1 hereof in the absence of obtaining Buyer’s consent, including declaring, setting aside paying (or creating any obligation to do any of the foregoing) any dividend or other distribution or payment with respect to its capital stock, provided, however, that each S Corporation Company and each qualified S subsidiary under Section 1361(b)(3)(B) of the Code that is a Subsidiary of an S Corporation Company (“QSS”) is entitled to pay dividends and make distributions to their respective shareholders (1) in connection with the shareholders’ tax liability attributable to the relevant S Corporation Company for the tax period from January 1, 2007, and (2) as required to implement the Adjusting Transactions. All such payments, dividends and distributions from the Group Companies to their shareholders prior to the date hereof are set forth in detail on Disclosure Schedule 3.6(b), provided further that any such dividends or distributions do not cause a termination of the S corporation status of any S Corporation Company;
Capital Cities Stock Purchase Agreement

          (c) There has been no change in the material business policies, practices or procedures of the Group Companies or any of their Subsidiaries, including those relating to underwriting, form and rate filings, marketing, the establishment of reserves, investment, claims handling or adjustment, accounting or any activity that (i) could have the effect of accelerating the recording and billing of premiums or accounts receivable or retarding the payment of expenses or establishing reserves in connection with the Business or (ii) could have the effect of materially altering, modifying or changing the historic financial or accounting practices or policies of the Group Companies or any of their Subsidiaries, including accruals of and reserves for tax liabilities.
     Section 3.7 Undisclosed Liabilities.
          (a) Except for Liabilities that consist of ongoing payment or service obligations in the ordinary course of business under any Contract of a Group Company or its Subsidiaries, and Liabilities (a) disclosed or reserved against in the Group Company Financial Statements, and (b) that individually and in the aggregate could not have a Material Adverse Effect, none of the Group Companies and their Subsidiaries has incurred any Liabilities of any nature and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a Liability.
          (b) No indebtedness of the Group Companies and their Subsidiaries will accelerate or become due (with or without due notice or lapse of time) as a result of this Agreement, or the transactions contemplated hereby. None of the Group Companies is subject to any assessments of guaranty funds or other retroactive adjustments or assessments of any kind or nature.
     Section 3.8 Litigation.
          (a) Other than Actions with respect to insurance claims litigation in the ordinary course of business, there is no action, suit, claim, litigation, charge or other proceeding (or any basis therefor) (each, an “Action”) pending or, to the Knowledge of the Group Companies, threatened against or affecting the Sellers or any of the Group Companies or any of their Subsidiaries, which, individually or in the aggregate, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
          (b) Except as set forth on Disclosure Schedule 3.8(b), to the Knowledge of the Group Companies there are no (i) ‘bad faith’ Actions existing or pending, (ii) grounds for which the Group Companies reasonably believe are more likely than not to give rise to a successful bad faith Action against the Group Companies or any of their Subsidiaries, or (iii) occurrences that the Group Companies reasonably believe are more likely than not to give rise to a successful bad faith Action against the Group Companies or any of their Subsidiaries.
          (c) As of the date hereof and as of Closing, to the Knowledge of the Group Companies, there is no investigation or inquiry by or before any Governmental Authority pending or threatened against the Group Companies or any of their Subsidiaries.
Capital Cities Stock Purchase Agreement

          (d) There are no judgments, injunctions, writs, orders or decrees binding on the Group Companies or any of their Subsidiaries that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.9 Compliance with Laws; Permits.
          (a) Except as could not individually or in the aggregate have a Material Adverse Effect:
     (i) the Group Companies and their Subsidiaries and, to the Knowledge of the Group Companies, each Third Party service provider acting on behalf of the Group Companies or any of their Subsidiaries, are, and have been at all times in compliance with all applicable Laws, and
     (ii) all Books and Records, including, without limitation, personnel files of any employee or agent of the Group Companies and their Subsidiaries, have been maintained accurately in accordance with applicable Laws.
Without limiting the generality of the foregoing, the insurance practices and business operations of the Group Companies and their Subsidiaries (including, as applicable, their form and rate filing, claims handling, reserving, marketing, investment, financial, claims, taxation, underwriting, premium collection and refunding, agent appointment and termination, and other practices) conform to all applicable Laws, except where the failure to so conform has not and could not, individually or in the aggregate have a Material Adverse Effect.
          (b) Since January 1, 2004: (i) none of the Group Companies and their Subsidiaries, nor, to the Knowledge of the Group Companies, any Third Party service provider acting on behalf of the Group Companies, has received, or otherwise has any knowledge of, any written notice or other communication from any Governmental Authority that (x) alleges any noncompliance (or that the Group Companies or any of their Subsidiaries or any such Third Party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for possible noncompliance) with any applicable Law or (y) could reasonably result in a fine, assessment or cease-and-desist order or the suspension, revocation or limitation or restriction of any Company Permits; (ii) to the Knowledge of the Group Companies, there is no reasonable basis for the assertion of any such violation or the institution of any such proceeding of the type described in clause (i); and (iii) none of the Group Companies and their Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law.
          (c) The Group Companies have delivered to Buyer copies of all examination reports, correspondence, reports of investigations, inquiries and other materials relating to the Group Companies, any of their Subsidiaries, or the Business, received from any insurance regulatory authority. All deficiencies or violations noted in such examination reports have either been resolved or are being resolved to the satisfaction of the applicable insurance regulatory authority, without any enforcement action being taken against the Group Companies or any of their Subsidiaries.
Capital Cities Stock Purchase Agreement

          (d) There are no examinations by any state insurance department examiners in progress at the Group Companies or any of their Subsidiaries or, to the Knowledge of the Group Companies, otherwise with respect to the Business, nor, to the Knowledge of the Group Companies, are any such examinations pending or scheduled with respect to the Group Companies or any of their Subsidiaries.
          (e) None of the Group Companies and their Subsidiaries, nor, to the Knowledge of the Group Companies, any of their respective directors, officers, employees or agents, has, (i) committed any breach of trust with respect to any fiduciary account or arrangement, and the accounting for each such fiduciary account is true and correct in all material respects and accurately reflects the assets of such fiduciary account in all material respects, or (ii) engaged in any activity constituting fraud under the Laws relating to insurance.
          (f) The Group Companies and their Subsidiaries have obtained and are in compliance with all Company Permits in all material respects. To the Knowledge of the Group Companies, there are no proceedings pending or threatened that may result in the revocation, cancellation or suspension, or any adverse modification, of any such Company Permits, nor are there any facts that may give rise to such proceedings and all such Company Permits are in full force and effect. Without limiting the generality of the foregoing, the Group Companies and their Subsidiaries hold all Company Permits necessary to conduct their business as presently conducted and do not conduct or transact insurance business in any jurisdiction in which they do not hold all Company Permits necessary to conduct such business.
     Section 3.10 Insurance Issued by the Group Companies and their Subsidiaries.
          (a) All material ceded Reinsurance Contracts to which the Group Companies are a party are in full force and effect and none of the Group Companies and their Subsidiaries is in breach of any provision thereof and, to the Knowledge of the Group Companies, no other party to such Reinsurance Contracts agreements is in breach, or has threatened breach of any provision thereof, except, in each case, where such breach could not reasonably be expected to have a Material Adverse Effect.
          (b) Each insurance policy or certificate form, as well as any related application form, written advertising material and rate or rule currently marketed by the Group Companies or any Subsidiary of the Group Companies, the use or issuance of which requires filing or approval, has been appropriately filed, and if required, approved by the insurance regulatory authorities of any state in which such policy or form is required to be filed, except where the failure to make any such filing or receive any such approval could not reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Group Companies, all such policies and certificates, forms, applications, advertising materials and rates or rules are in compliance in all material respects with all applicable Laws. The rates charged for insurance under the Insurance Contracts issued by the Group Companies and their Subsidiaries have been determined in accordance with usual and customary actuarial principles and practices and are not based upon any underwriting factors prohibited by Law.
          (c) The Group Companies and their Subsidiaries have filed or caused to be filed all material reports, statements, documents, registrations, filings or submissions that were
Capital Cities Stock Purchase Agreement

required by applicable insurance Laws to be filed with respect to it and its Subsidiaries, except where the failure to make any such filing has not had and is not reasonably likely to have a Material Adverse Effect; all such filings complied with all applicable Laws in all material respects when filed; and no material deficiencies have been asserted with respect to any such filings which have not been satisfied in all material respects. All outstanding Insurance Contracts issued by the Group Companies or any of their Subsidiaries and now in force are, to the extent required under applicable Laws, on forms approved by the insurance regulatory authority of the jurisdiction where issued and utilize premium rates which if required to be filed with or approved by insurance regulatory authorities have been so filed or approved, except where the failure to file or obtain the approval of such forms or premium rates has not had and is not reasonably likely to have a Material Adverse Effect, and the premiums charged conform thereto, except where the failure to conform has not had and is not reasonably likely to have a Material Adverse Effect.
          (d) Except for any claim for benefits for which the Group Companies or any of their Subsidiaries reasonably believe or believed that there is a reasonable basis to contest payment and is taking such action, all benefits claimed by any person under any Insurance Contract written by the Group Companies and their Subsidiaries have in all material respects been paid (or provision for payment thereof has been made subject to Section 3.5(d)) in accordance with the terms of the contracts under which they arose, such payments were not materially delinquent and were paid (or will be paid) without fines or penalties.
          (e) The underwriting standards utilized and rates and rating factors and criteria applied by Group Companies and their Subsidiaries with respect to the Insurance Contracts of the Group Companies and their Subsidiaries outstanding as of the date hereof comply in all material respects with all applicable Laws and, with respect to any such Insurance Contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related Reinsurance Contracts or other similar Contracts. The Group Companies and their Subsidiaries have not used tier rating as a basis for establishing or adjusting premium rates in whole or in part for any insurance policy or certificate of coverage issued, renewed or reinstated.
          (f) To the Knowledge of the Group Companies, and except as could not individually or in the aggregate have a Material Adverse Effect: (i) each insurance agent or broker, at the time such agent or broker wrote, sold or produced business for the Group Companies and their Subsidiaries was, to the extent required by Law, duly appointed by the Group Companies and their Subsidiaries to act as an agent for such Subsidiaries and was duly licensed as an insurance agent or broker (for the type of business written, sold or produced by such insurance agent or broker) in the particular jurisdiction in which such agent or broker wrote, sold or produced such business for such Group Companies and/or Subsidiaries; and (ii) no such insurance agent or broker violated (or with or without notice or lapse of time or both would have violated) any term or provision of any Law applicable to any aspect (including but not limited to, the marketing, sale or production) of the Business.
          (g) No outstanding Insurance Contract issued, reinsured, or underwritten by the Group Companies or their Subsidiaries entitles the holder thereof or any other person to receive dividends or distributions or to share in the income of the Group Companies or any of
Capital Cities Stock Purchase Agreement

their Subsidiaries or to receive any other benefits based on the revenues or earnings of the Group Companies, their Subsidiaries or any other Person.
     Section 3.11 Employee Benefit Plans.
          (a) None of the Group Companies, their Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Group Companies would be deemed a “single employer” within the meaning of Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintains, contributes to or has any obligation to contribute to any of the following plans, funds, programs, agreements or arrangements: any deferred compensation, bonus or other incentive compensation, stock purchase, stock option or other equity compensation plan, program, agreement or arrangement, any severance or termination pay, medical, surgical, hospitalization, life insurance or other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); any profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); or any employment, termination or severance agreement or any other employee benefit plan (collectively, “Employee Plans”).
          (b) Except for liabilities which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect, no liability under Title IV or Section 302 of ERISA has been incurred by the Group Companies or any ERISA Affiliate that has not been satisfied in full, no condition exists that presents a risk to the Group Companies or any ERISA Affiliate of incurring any such liability, and neither the Group Companies nor any ERISA Affiliates made, or was required to make, contributions to any plan subject to Title IV of ERISA during the six (6) year period ending on the last day of the most recent fiscal year ended prior to the Closing Date for any such plan.
          (c) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, officer, director or consultant of the Group Companies or their Subsidiaries to severance pay, unemployment compensation or any other payment or benefit (other than as a result of Buyer’s actions at or after Closing), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee, officer, director or consultant.
     Section 3.12 Employee Matters.
          (a) None of the Group Companies and their Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, and no such agreement is presently being proposed or negotiated. None of the Group Companies and their Subsidiaries has experienced any strike, work stoppage, lockout or grievance, or been the subject of an unfair labor practice charge. To the Knowledge of the Group Companies, since January 1, 2002, there has been no organizational effort made or threatened by or on behalf of any labor union with respect to employees of the Group Companies and their Subsidiaries.
          (b) As of the date hereof, there are no complaints, charges or claims against the Group Companies or any of their Subsidiaries pending or, to the Knowledge of the Group
Capital Cities Stock Purchase Agreement

Companies, threatened to be brought or filed with any Governmental Authority in connection with the employment by the Group Companies or any of their Subsidiaries of any individual, including, without limitation, any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.
          (c) To the Knowledge of the Group Companies, no employee, independent contractor, group of employees or group of independent contractors of the Group Companies or any of their Subsidiaries has any plans to terminate his or its employment or relationship as an independent contractor with the Group Companies. Disclosure Schedule 3.12(c) lists all employees of the Group Companies and their Subsidiaries who have terminated their employment since January 1, 2006.
          (d) To the Knowledge of the Group Companies, the Group Companies and their Subsidiaries have complied in all material respects with all applicable Laws relating to employment, including, without limitation, employment practices, terms and conditions of employment, wages, hours of work and occupational health and safety.
          (e) To the Knowledge of the Group Companies, none of the Group Companies and their Subsidiaries has employees with immigration visas who may be affected by this Agreement. To the Knowledge of the Group Companies, the Group Companies and their Subsidiaries have properly documented the immigration status of all past and present employees and are fully compliant with all provisions of the Immigration Reform and Control Act of 1986. To the Knowledge of the Group Companies, none of the Group Companies and their Subsidiaries has any liability, nor will it have any liability following the Closing relating to the employment of workers employed by the Group Companies and their Subsidiaries as of the Closing Date determined to be employed without proper immigration authorization. Disclosure Schedule 3.12(e) contains any correspondence received by the Group Companies or their Subsidiaries from the Social Security Administration from January 1, 2002 to the Closing Date questioning the validity of the Social Security number of any employee of the Group Companies and their Subsidiaries.
          (f) The Group Companies and their Subsidiaries have valid and legal (as determined by applicable Internal Revenue Service regulation, rule, or practice) independent contractor relationships with each Person they treat as an independent contractor (and not as an employee) and valid written agreements exist supporting each such independent contractor relationship.
          (g) No employee has claim or grounds for claim for compensation, bonus, deferred compensation, or other payment with respect to employment prior to Closing.
     Section 3.13 Taxes.
          (a) Each of the Group Companies and each of their Subsidiaries has (i) timely filed (or there have been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all extensions) and such Tax Returns are correct and complete in all material respects and were prepared in material compliance with all Laws and regulations, (ii) timely paid in full (or there has been timely
Capital Cities Stock Purchase Agreement

payment in full on its behalf) all Taxes required to have been paid by it (whether or not shown on any Tax Return), and (iii) made materially adequate provision (or materially adequate provision has been made on its behalf) in accordance with GAAP for all accrued Taxes not yet due.
          (b) Except as set forth on Disclosure Schedule 3.13(b), none of the Group Companies or any of their Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
          (c) There are no Liens for Taxes upon any property or assets of the Group Companies or their Subsidiaries, except for Liens for Taxes not yet due and payable.
          (d) Each of the Group Companies and each of their Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Law.
          (e) Except as set forth on Disclosure Schedule 3.13(e), no Seller or director or officer (or employee responsible for Tax matters) of any of the Group Companies or any of their Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth on Disclosure Schedule 3.13(e), no foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any of the Group Companies or any of their Subsidiaries. Except as set forth on Disclosure Schedule 3.13(e), none of the Group Companies or any of their Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where any of the Group Companies or any of their Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any of the Group Companies or their Subsidiaries. Disclosure Schedule 3.13(e) lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Group Companies or any of their Subsidiaries for taxable periods ended on or after December 31, 2003, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Group Companies or any of their Subsidiaries filed or received since December 31, 2003. None of the Group Companies or any of their Subsidiaries has granted any consent to extend any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax or waived any statute of limitations in respect of Taxes.
          (f) None of the Group Companies or any of their Subsidiaries is a party to any Tax allocation, sharing, indemnification or similar agreement or arrangement under which any of the Group Companies or any of their Subsidiaries could be liable for any Taxes of any other party to such agreement or arrangement (other than any Contract, all the parties to which consist only of one or more of the Group Companies and their Subsidiaries).
Capital Cities Stock Purchase Agreement

          (g) No claim has been made in writing by any Governmental Authority that any of the Group Companies or any of their Subsidiaries is or may be subject to taxation by a jurisdiction where the respective Group Company or any Subsidiary, as the case may be, does not file Tax Returns.
          (h) None of the Group Companies or any of their Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). None of the Group Companies or any of their Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Group Companies and their Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. None of the Group Companies or any of their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was either CCHCI or DGHI or (B) has any Liability for the Taxes of any Person (other than CCHCI or DGHI or any of their respective Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
          (i) None of the Group Companies or any of their Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(A)	change in method of accounting for a taxable period ending on or prior to the Closing Date;

(B)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(C)	intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(D)	installment sale or open transaction disposition made on or prior to the Closing Date; or

(E)	prepaid amount received on or prior to the Closing Date.
          (j) CCIC qualifies as an insurance company taxable under Section 831 of the Code and all Tax Returns have been filed or extended in a manner consistent with such status.
          (k) The unpaid Taxes of the Group Companies and their Subsidiaries (A) did not, as of December 31, 2006, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth
Capital Cities Stock Purchase Agreement

on the face of the December 31, 2006 balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of each of the Group Companies and their Subsidiaries in filing their Tax Returns. Since December 31, 2006, none of the Group Companies or any of their Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
          (l) Each of the Group Companies listed on Disclosure Schedule 3.13(l) (and any predecessors thereto) (each an “S Corporation Company” and together the “S Corporation Companies”) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 since the time set forth on Disclosure Schedule 3.13(l) and each of the S Corporation Companies will be an S corporation up to and including the day before the Closing Date. Disclosure Schedule 3.13(l) also identifies each Subsidiary that is a QSS. Each QSS has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date. None of the S Corporation Companies has any potential liability for any Tax under Code §1374. Except as set forth on Disclosure Schedule 3.13(l), none of the S Corporation Companies nor any QSS has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which such acquiror’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that was a qualified subchapter S subsidiary at the time of acquisition.
     Section 3.14 Certain Contracts.
          (a) Disclosure Schedule 3.14(a) lists each of the following Contracts, to which either the Group Companies or any of their Subsidiaries is a party, including all amendments and supplements thereto (collectively, the “Material Contracts” and each a “Material Contract”):
     (i) All employment, consultation, retirement, severance, termination, sign-on, buy-out or similar Contracts with any present or former officer, director, trustee, employee, or independent contractor of the Group Companies or any of their Subsidiaries (including, but not limited to, loans or advances to any such Person (as defined below) or any Affiliate of such Person) excluding Contracts with insurance agents or brokers which are consistent with the forms of such contracts which the Group Companies have previously provided to Buyer;
     (ii) All Contracts containing any provision or covenant (A) limiting the ability of the Group Companies or any of their Subsidiaries to compete with any Person, to do business with any Person or in any location, or to solicit or employ any Person or (B) limiting the ability of any Person to compete with or obtain products or services from the Group Companies or any of their Subsidiaries;
     (iii) All Contracts relating to the borrowing of money in excess of $50,000 by the Group Companies or any of their Subsidiaries or the direct or indirect guarantee by the Group Companies or any of their Subsidiaries of any
Capital Cities Stock Purchase Agreement

obligation of any Person for borrowed money or other financial obligation of any Person in excess of $50,000, or any other liability of the Group Companies or any of their Subsidiaries in respect of indebtedness for borrowed money or other financial obligation of any Person in excess of $50,000, including, but not limited to, any Contract relating to or containing provisions with respect to any lines of credit or similar facilities;
     (iv) All Contracts (other than Insurance Contracts entered into in the ordinary course of business) with any Person containing any provision or covenant relating to the indemnification or holding harmless by the Group Companies or any of their Subsidiaries of any Person which is reasonably likely to result in a liability to the Group Companies or any of their Subsidiaries of $50,000 or more;
     (v) All Contracts relating to the future disposition (including, but not limited to, restrictions on transfer or rights of first refusal) or future acquisition of any interest in any business enterprise, and all contracts relating to the future disposition of a material portion of the assets of any of the Group Companies or any of their Subsidiaries other than in each case any Investment Asset to be acquired or disposed of in the ordinary course of business;
     (vi) All Contracts whereby any Person is supplying management services to any of the Group Companies or any of their Subsidiaries;
     (vii) All reinsurance or pooling agreements whereby risk of loss or liability with respect to Insurance Contracts is pooled or reinsured;
     (viii) All other Contracts (other than (A) Insurance Contracts, (B) Contracts relating to Investment Assets entered into in the ordinary course of business, and (C) other Contracts which are expressly excluded under any other subsection of this Section 3.14) that involve or are reasonably likely to involve the payment pursuant to the terms of such Contracts by or to the Group Companies or their Subsidiaries of $50,000 or more (other than Contracts with insurance agents or brokers) or the termination of which could have a Material Adverse Effect; and
     (ix) All Contracts (other than Insurance Contracts entered into in the ordinary course of business) pursuant to which the Group Companies or any of their Subsidiaries receive more than $50,000 in annual revenue.
Prior to the date of this Agreement, the Group Companies have delivered to Buyer true and correct copies of each Material Contract and all amendments thereto.
          (b) Prior to the date of this Agreement, the Group Companies have delivered to Buyer correct and complete copies of the forms of Insurance Contracts used in the Business as of the date of this Agreement. Except as could not reasonably be expected to result in a Material Adverse Effect, each such form has been appropriately and timely filed and, if required, approved by applicable Governmental Authorities and otherwise conforms to the requirements of applicable Laws.
Capital Cities Stock Purchase Agreement

          (c) Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Material Contract (as defined in Section 3.14(a) is a legal, valid and binding obligation of the Group Companies or their Subsidiaries, as the case may be, and, to the Knowledge of the Group Companies, of each other party thereto, enforceable against each such party in accordance with its terms, (ii) none of the Group Companies and their Subsidiaries, as the case may be, nor, to the Knowledge of the Group Companies, any other party to a Material Contract, is in violation or default of any term of any Material Contract, and (iii) no condition or event exists that, with the giving of notice or the passage of time, or both, would constitute a violation or default by the Group Companies or any of their Subsidiaries, as the case may be, or, to the Knowledge of the Group Companies, any other party to a Material Contract, or, to the Knowledge of the Group Companies, permit the termination, modification, cancellation or acceleration of performance of the obligations of the Group Companies or any of their Subsidiaries, as the case may be, or any other party to the Material Contract.
     Section 3.15 Intellectual Property.
          (a) Disclosure Schedule 3.15(a) contains a true and complete list of all Intellectual Property (including trademarks, trade names and domain names) relating to the Business and all pending applications and applications to be filed therefor used in the operation of the Business, all of which are owned by the Group Companies or their Subsidiaries free and clear of any Liens other than Permitted Liens.
          (b) No licenses, sublicenses covenants or agreements have been granted or entered into by Sellers or the Group Companies or their Subsidiaries relating to such Intellectual Property.
          (c) The Group Companies and their Subsidiaries do not require the use of any Intellectual Property that they do not already have in order to conduct the Business as currently being conducted.
          (d) To the Knowledge of the Group Companies, there are no inquiries, investigations, or litigation challenging or threatening to challenge the right, title and interest of the Group Companies and their Subsidiaries with respect to their continued use and right to preclude others from using any such Intellectual Property.
          (e) All rights of the Group Companies and their Subsidiaries to possess and use such Intellectual Property are valid and enforceable and there are no equitable defenses to enforcement based on any act or omission of Seller.
          (f) To the Knowledge of the Group Companies, no other person is infringing on the trade rights and intangible assets of Seller.
          (g) Except as has not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2004, no claims have been asserted by any Third Party against the Group Companies related to use of any Intellectual Property, IP Licenses or Software of a Third Party.
Capital Cities Stock Purchase Agreement

          (h) To the Knowledge of the Group Companies, the conduct of the Business by the Group Companies and their Subsidiaries, does not infringe, misappropriate or otherwise violate any material Intellectual Property rights, IP Licenses or Software of any Third Party.
     Section 3.16 Properties and Assets.
          (a) The Group Companies and their Subsidiaries do not own any real property in fee simple. Disclosure Schedule 3.16(a) sets forth a true and complete list and description of all real property leased, used or occupied by the Group Companies and their Subsidiaries, including a description of all related land (the “Real Property”).
     (i) Except as set forth on Section 3.16(a) of the Disclosure Schedule, there are no leases, subleases, contracts, assignments, options, agreements (including, but not limited to, subordination and non-disturbance agreements, easements and licenses) or enforceable rights or obligations relating to or affecting the Real Property to which the Group Companies or their Subsidiaries are a party.
     (ii) To the Knowledge of the Group Companies, there are no material structural or nonstructural defects (including, without limitation, inadequacy for normal use of mechanical systems and fixtures) in any of the buildings or their systems or fixtures (including, without limitation, the HVAC system, plumbing system, electrical system, sprinkler system and sewer and water systems) or other improvements situated on the Real Property and, to the Knowledge of the Group Companies, all building systems, structures, fixtures and improvements situated on the Real Property and all building systems, structures, fixtures and improvements, owned, leased or used by the Group Companies and their Subsidiaries, are in all material respects in good condition and working order (reasonable wear and tear excepted) and are adequate in quality and quantity for the normal operation of the Business and the Real Property as they previously have been conducted, and all tenant assignments to any leased space have been satisfactorily completed.
     (iii) To the Knowledge of the Group Companies, none of the Real Property is located in a recognized wetland, flood prone area, flood risk area, flood plain or similarly restricted area or is subject to any shoreland regulations.
     (iv) To the Knowledge of the Group Companies, there are no capital expenditures on the Real Property (excluding only normal repairs and maintenance made consistently with past practice) that would be necessary to conduct the Business as presently conducted nor are any such expenditures planned by the Group Companies or their Subsidiaries.
     (v) The Group Companies and their Subsidiaries have all rights, including without limitation, access to all utilities and ways for ingress and egress necessary to conduct the Business as currently conducted (including, without limitation, accesses for ingress and egress of vehicles across the driveways and
Capital Cities Stock Purchase Agreement

roadways presently existing at the Real Property used to access the public roadways) for the full term of the relevant lease or other ownership period.
     (vi) To the Knowledge of the Group Companies, neither the whole nor any portion of the Real Property has been condemned, requisitioned or otherwise taken by any public authority, no notice of such condemnation, requisition or taking has been served upon any of the Group Companies or their Subsidiaries and, to the Knowledge of the Group Companies no such condemnation, requisition or taking is threatened or contemplated.
     (vii) No public improvements have been commenced and, to the Knowledge of the Group Companies, there are no public improvements planned which could result in special assessments against or otherwise adversely affect any of the Real Property.
     (viii) Except for increases consistent with past experience and except as set forth in Disclosure Schedule 3.16(a), to the Knowledge of the Group Companies there are no proposed increases in any real estate taxes or assessed valuations applicable to the Real Property, and there are no challenges or appeals by any of the Group Companies or their Subsidiaries pending regarding the amount and/or payments of such real estate taxes or assessed valuations.
     (ix) To the Knowledge of the Group Companies, no governmental agency has issued any work order, and there have been no court orders, requiring repairs, alterations or corrections of any condition on the Real Property.
     (x) To the Knowledge of the Group Companies, there is no pending or threatened litigation (including actions, suits, claims or proceedings, judicial or administrative) against or affecting the Real Property.
     (xi) The Real Property has been operated by the Group Companies and their Subsidiaries in compliance, in all material respects, with all federal, state, county, municipal or other government standards, laws, ordinances, statutes, regulations and requirements.
     (xii) To the Knowledge of the Group Companies, the applicable zoning ordinances allow for the Real Property to be used for the Business and there is no contemplated change in the zoning classification for the Real Property.
     (xiii) To the Knowledge of the Group Companies, the Real Property has been operated in compliance, in all material respects, with all applicable private restrictions, covenants, rules, standards and requirements.
     (xiv) To the Knowledge of the Group Companies, each parcel of Real Property is a separate parcel for real estate tax purposes and includes no other land or improvement not part of the Real Property.
Capital Cities Stock Purchase Agreement

     (xv) To the Knowledge of the Group Companies, there are no disputes as to title, ownership, interest or control of any Real Property to which any leases, contracts, assignments, options, agreements or enforceable rights or obligations of which the Group Companies or their Subsidiaries relate.
     (xvi) To the Knowledge of the Group Companies, there are no currently existing uncured defaults on the part of the landlords of the Group Companies or their Subsidiaries, or of any Third Parties with respect to their obligations to the Group Companies with respect to the Real Property.
     (xvii) Except as set forth on Disclosure Schedule 3.16(a), there are no liens, mortgages, land contracts, security interests or debt obligations to any lender or any other third party granted by any Group Company, with respect to the Real Property.
          (b) Inventory. The inventory of supplies and other items held by the Group Companies and their Subsidiaries (“Inventory”) is of a quality and quantity usable and saleable in the ordinary course of business consistent with the past practice of the Group Companies and their Subsidiaries without discount for obsolescence.
          (c) Tangible Personal Property. The Group Companies or their Subsidiaries have good and marketable title to all tangible personal property (other than the Excluded Assets) used in the Business (the “Personal Property”), free and clear of all Liens, except for Permitted Liens.
     (i) None of the Personal Property is subject to any restriction with respect to the transferability thereof.
     (ii) The Personal Property includes all of the tangible personal property that is used in the operation of the Business as presently conducted other than the Excluded Assets.
     (iii) No maintenance outside the ordinary course of business as it previously has been conducted is needed with respect to the Personal Property.
     (iv) None of the Personal Property or the ownership, possession or operation thereof, is in material violation of any law or any zoning, or other ordinance, code, rule or regulation.
     (v) The Personal Property is in all material respects in good condition and working order (reasonable wear and tear excepted) and is adequate, in quality and quantity, for the conduct of the Business as it previously has been conducted.
          (d) Other Assets. The Group Companies or their Subsidiaries own all other assets reflected on the Group Company Financial Statements, free and clear of all Liens, other than assets disposed of in the ordinary course of business since the date of the Group Company Financial Statements and except for Permitted Liens and other Liens disclosed on the latest Group Company Financial Statement.
Capital Cities Stock Purchase Agreement

     Section 3.17 Environmental Matters.
     Except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no action, claim, suit, proceeding, or review is pending or, to the Knowledge of the Group Companies, threatened, and, to the Knowledge of the Group Companies, no investigation is pending or threatened, in each case, by any Person against, the Group Companies, any of their Subsidiaries, and any other Persons for whose conduct the Group Companies or their Subsidiaries are or may be held responsible under CERCLA (“Company Responsible Parties”), with respect to any matters relating to or arising out of any Environmental Law except with respect to Insurance Contracts and (b) the Group Companies, their Subsidiaries and, to the Knowledge of the Group Companies, any Company Responsible Parties, and all leased premises utilized by any of them, have been and are in compliance with all Environmental Laws, including possessing all material permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws.
     Section 3.18 Transactions with Related Parties.
     Except in connection with the Adjusting Transactions, the Group Companies and their Subsidiaries have not entered into any Contracts (other than employment Contracts entered into in the ordinary course of business and identified on Disclosure Schedule 3.14(a)) involving payments in excess of $60,000 with any natural Person who is an officer, director or Affiliate of the Group Companies or any of their Subsidiaries, or any relative of any of the foregoing.
     Section 3.19 Finders’ or Advisors’ Fees.
     Except for Philo Smith Capital Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Group Companies or their Subsidiaries that might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 3.20 Insurance.
     Disclosure Schedule 3.20 lists all insurance policies under which the Group Companies or their Subsidiaries are insured (excluding Reinsurance Contracts listed on Disclosure Schedule 3.21(a)) and fidelity bonds relating to the business of the Group Companies and their Subsidiaries or to the officers or directors of the Group Companies and their Subsidiaries, and true and complete copies of all such policies and bonds have been delivered to Buyer by the Group Companies. Except as set forth on Disclosure Schedule 3.20, each such policy will remain in full force and effect following the Closing and there is no claim by the Group Companies or any of their Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Except as could not reasonably be expected to have a Material Adverse Effect, all premiums payable under all such policies and bonds have been timely paid and the Group Companies and their Subsidiaries have otherwise complied fully with the terms and conditions of all such policies and bonds. Such
Capital Cities Stock Purchase Agreement

policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since January 1, 2004 and remain in full force and effect.
     Section 3.21 Reinsurance.
          (a) Disclosure Schedule 3.21(a) lists all Reinsurance Contracts to which the Group Companies or any of their Subsidiaries is a party. Except, in each case, where such breach could not reasonably be expected to have a Material Adverse Effect, (i) all such Reinsurance Contracts are in full force and effect, (ii) the Group Companies and their Subsidiaries are not in breach of any provision thereof, (iii) there is no event that has occurred that, with the passage of time or the giving of notice, or both, would create a default or breach by the Group Companies or any of their Subsidiaries thereof, and (iv) to the Knowledge of the Group Companies, no other party to any such Reinsurance Contract is in breach or has threatened breach of any provision thereof.
          (b) Except as listed on Disclosure Schedule 3.21(b), no reinsurer under any Reinsurance Contract to which the Group Companies or any of their Subsidiaries is a party has given any notice of termination with respect to any such arrangement or treaty, and there is no dispute under any such arrangement or treaty regarding the liability for any claim by any insured covered by any such arrangement or treaty. None of the Group Companies and their Subsidiaries has received any information that would reasonably cause it to believe that the financial condition of any other party to any Reinsurance Contract is so impaired as to result in a default thereunder.
     Section 3.22 Capital or Surplus Maintenance.
     None of the Group Companies and their Subsidiaries is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions, except for requirements or restrictions under applicable insurance or other Laws of general application or rating requirements of A.M. Best or other insurance company rating agency.
     Section 3.23 Renewal Rights.
     Except as set forth on Disclosure Schedule 3.23, DGHI and its Subsidiaries collectively own all renewal rights in all Insurance Contracts written by them or on their behalf. None of the other Group Companies and their Subsidiaries have transferred to any person any renewal rights that they had previously owned.
     Section 3.24 Guaranties.
     None of the obligations or Liabilities of the Group Companies or any of their Subsidiaries is guaranteed by any Person other than Hinton G. Davis.
Capital Cities Stock Purchase Agreement

     Section 3.25 Bank Accounts.
     Disclosure Schedule 3.25 sets forth (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Group Companies or any of their Subsidiaries maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, (b) the type and number of each such account and the signatories therefor, (c) a description of any compensating balancing arrangements and (d) the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.
     Section 3.26 HIPAA and GLB Act Privacy.
     The Group Companies and their Subsidiaries operate pursuant to a written privacy policy (the “Privacy Policy”) regarding, among other things, the collection and use of information from their customers or other Persons (“Customer Information”). The Privacy Policy and the Group Companies’ and their Subsidiaries’ actions thereunder are in material accordance with all applicable Laws and industry standards and practice, including, without limitation, all applicable HIPAA and GLB Act requirements. The Group Companies have delivered a true, accurate and complete copy of the Privacy Policy to Buyer. The Privacy Policy applies to all customers of the Group Companies and their Subsidiaries as required by applicable Law, and no other privacy policies regarding the collection and use of Customer Information have been adopted or used by the Group Companies or any of their Subsidiaries. The Group Companies and their Subsidiaries are in material compliance with the Privacy Policy, and, to the Knowledge of the Group Companies, the Group Companies and their Subsidiaries do not use Customer Information in an unlawful manner or in a manner that violates the privacy rights of their customers, including, without limitation, their customers’ rights under any applicable provision of HIPAA and GLB Act, with such exceptions as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 3.27 Investment Assets.
     Section 3.27 of the Disclosure Schedule contains a true, accurate and complete list of Investment Assets owned by the Group Companies or any of their Subsidiaries as at the end of the month preceding the date of this Agreement. The Group Companies’ investment guidelines and any other investment instructions relating to such Investment Assets, as provided by the custodian of such Investment Assets, comply in all material respects with all applicable Laws regulating or restricting the Group Companies’ and their Subsidiaries’ Investment Assets.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
OF BUYER
     NPHC and Buyer jointly and severally represent and warrant to the Sellers as of the date hereof and as of the Closing Date that:
Capital Cities Stock Purchase Agreement

     Section 4.1 Organization and Qualification.
     Each of NPHC and Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and each has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.
     Section 4.2 Corporate Authorization; Enforceability.
     The execution, delivery and performance by each of NPHC and Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of NPHC and Buyer and have been duly authorized by all necessary corporate action on the part of NPHC and Buyer (except for approval by the Board of Directors of NPHC, which is a condition of Buyer’s obligation to Close under Section 6.2(g)). This Agreement, assuming due authorization, execution and delivery by the other parties, will constitute when executed a valid and binding agreement of NPHC and Buyer.
     Section 4.3 Consents and Approvals; No Violations.
          (a) The execution, delivery and performance by NPHC and Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any Governmental Authority other than (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (iii) Insurance Regulatory Requirements and (iv) any other approvals the absence of which could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect on Sellers, the Group Companies, or their subsidiaries.
          (b) The execution, delivery and performance by NPHC and Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws of NPHC or Buyer or (ii) assuming compliance with the matters referred to in Section 4.3(a), violate any applicable material law, rule, regulation, judgment, injunction, order or decree.
     Section 4.4 Finders’ or Advisors’ Fees.
     Except for Sun Trust, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of NPHC or Buyer that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.
     Section 4.5 Capital Resources.
     Buyer has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder.
Capital Cities Stock Purchase Agreement

     Section 4.6 Purchase for Investment.
     Buyer is purchasing the Shares for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participation to such person, or to any third persons, with respect to any of the Shares to be acquired hereunder. Buyer understands that the Shares are not registered under the Securities Act of 1933 or any applicable state securities laws and that any sale, transfer, or other disposition of the Shares must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom. Buyer is an “accredited investor” as defined by SEC Rule 501 and an “institutional investor” as defined by Section 35-1-102(I) of the South Carolina Uniform Securities Act of 2005. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment. Buyer and its representatives have examined books, records, and documents furnished or made available to them by the Sellers, the Group Companies, and their Subsidiaries, and have been given the opportunity to ask such questions of, and receive answers from, Sellers and the officers of the Group Companies and their Subsidiaries as Buyer has determined are relevant to the decision to acquire the Shares and invest in the Group Companies and their Subsidiaries. No compensation or consideration to be paid by Buyer to Sellers, the Group Companies, the Subsidiaries, or their respective affiliates, or any other person shall, as among the parties hereto, constitute a commission or other remuneration in connection with procuring the sale or purchase of the Shares or the soliciting of any prospective buyer or seller for such Shares, unless such person is licensed as a broker-dealer. The Shares to be acquired hereunder were not offered to Buyer by, and Buyer is not otherwise aware of, any general advertising or general solicitation in connection with the sale of the Shares or the business which is the subject hereof.
     Section 4.7 Certain Litigation.
     There is no Action (or any basis therefor) pending or, to the knowledge of NPHC or Buyer, threatened against or affecting NPHC or Buyer, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.
ARTICLE V.
COVENANTS
     Section 5.1 Conduct of the Group Companies.
          (a) The Sellers covenant and agree that they will cause the Group Companies and their Subsidiaries, from and after the date of this Agreement and prior to the Effective Time, to conduct the Business only in the ordinary course of business and consistent with past practice, and will not permit the Group Companies or any of their Subsidiaries to (without the prior written consent of Buyer):
     (i) amend or propose to amend their certificates of incorporation, articles of incorporation, bylaws or similar organizational documents;
Capital Cities Stock Purchase Agreement

     (ii) except in connection with the Adjusting Transactions, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Group Companies or any of their Subsidiaries;
     (iii) except in connection with the Adjusting Transactions, (A) directly or indirectly split, combine or reclassify the outstanding shares of capital stock, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Group Companies or any of their Subsidiaries;
     (iv) declare, set aside, or pay, or create any obligation to do any of the foregoing, any dividend or other distribution or payment with respect to its capital stock (other than pro rata dividends by a wholly owned Subsidiary of a Group Company made in the ordinary course of business), provided, however, that each S Corporation Company, and each QSS that is a Subsidiary of an S Corporation Company, shall be entitled to pay dividends and make distributions to its respective shareholders (x) in the amounts disclosed in Disclosure Schedule 5.1(a)(iv) to cover the income tax liability attributable to the relevant S Corporation Company for the tax period between January 1, 2007 and Closing, and (y) as required to implement the “Adjusting Transactions”; provided, further, that any such dividends or distributions do not cause a termination of the S corporation status of such S Corporation Company; and all such payments, dividends and distributions to be made from the Group Companies to their shareholders after the date hereof and prior to Closing are set forth in detail on Disclosure Schedule 5.1(a)(iv);
     (v) adopt a plan of complete or partial liquidation or dissolution;
     (vi) (A) increase the compensation or benefits payable to any director, officer, other employee or consultant of the Group Companies or any of their Subsidiaries; (B) grant any severance or termination pay to (or amend any such existing arrangement with) any director, officer, other employee or consultant of the Group Companies or any of their Subsidiaries; (C) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer, other employee or contractor of the Group Companies or any of their Subsidiaries; or (D) increase any benefits payable under any existing severance or termination pay policies or agreements or employment agreements;
     (vii) adopt, or make any changes to, any Employee Plan;
     (viii) modify, amend, renew or terminate any of the Material Contracts, or any agreement of the Group Companies and their Subsidiaries with a term of one year or longer, or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;
Capital Cities Stock Purchase Agreement

     (ix) (A) incur any indebtedness for borrowed money (except with regard to increases in the balances of existing lines of credit in the ordinary course of business for which Buyer has been provided prior written notice), or issue debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money; (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Group Companies or any of their Subsidiaries); or (C) enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets) requiring a capital expenditure by the Group Companies or any of their Subsidiaries other than capital expenditures that do not exceed fifty thousand dollars ($50,000) in the aggregate;
     (x) make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to any of the Group Companies or any of their Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Group Companies or any of their Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of any of the Group Companies or any of their Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of any of the Group Companies or any of their Subsidiaries existing on the Closing Date;
     (xi) revoke or cause to be revoked the election of any S Corporation Company to be taxed as an S corporation within the meaning of Code §§1361 and 1362, or take or allow any action that would result in the termination of that the S Corporation Company’s status as a validly electing S corporation within the meaning of Code §§1361 and §1362;
     (xii) change any of the accounting principles used by the Group Companies or any of their Subsidiaries unless required by GAAP, SAP or Law;
     (xiii) except for the Adjusting Transactions, (A) acquire (by merger, consolidation, or acquisition of stock or assets) any Person or division thereof or make any investment in another Person or, except in the ordinary course of business and consistent with past practice, acquire assets; or (B) sell, transfer, lease, license, pledge, dispose of, or encumber or authorize or propose the sale, pledge, disposition or Lien of any assets of the Group Companies or any of their Subsidiaries, except for sales, transfers, leases, licenses, pledges, dispositions or Liens (1) pursuant to existing Contracts (the terms of which have been previously disclosed to Buyer); (2) in the ordinary course of business and consistent with past practice; provided, that the fair market value of all assets sold, transferred, leased, licensed, pledged, disposed of or encumbered pursuant to this clause (2)
Capital Cities Stock Purchase Agreement

does not exceed fifty thousand dollars ($50,000) in the aggregate; or (3) involving obsolete assets not material to the business of the Group Companies or their Subsidiaries;
     (xiv) enter into any material insurance transaction other than in the ordinary course of business and consistent with past practice;
     (xv) pay, discharge or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice and in accordance with their terms as in effect on the date hereof (and as disclosed by the Group Companies to Buyer) or (B) in connection with settlements or compromises for a value of less than fifty thousand dollars ($50,000) of any Action (whether or not commenced before the date of this Agreement);
     (xvi) take, or agree to commit to take, or omit to take, any action that could reasonably be expected to make any representation or warranty of the Sellers contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;
     (xvii) take any action, or fail to take any action, that could impose a material delay in consummating the transactions contemplated hereby;
     (xviii) enter into a Contract to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing; or
     (xix) incur any cost or expense in excess of thirty thousand dollars ($30,000) in connection with the inspection, and any related maintenance, of the airplane owned by D-G Air, LLC as mentioned in Disclosure Schedule 3.16(c)(2).
          (b) The Parties mutually covenant and agree that they will use commercially reasonable efforts to cause the Group Companies and their Subsidiaries to obtain all consents of Third Parties to the transactions contemplated by this Agreement that Buyer reasonably requests.
          (c) Subject to Sections 8.3 through 8.9 of this Agreement, Sellers covenant and agree that they will fully indemnify and hold harmless Buyer, NPHC, the Group Companies and their Subsidiaries from and against any and all costs, Liabilities and Damages, past, present or future, arising from or attributable to the Adjusting Transactions and/or any Excluded Assets.
          (d) Sellers covenant and agree that they will pay in full any amounts owed by Sellers, and Davis covenants and agrees that he will pay in full, or cause to be paid in full, any amounts owed by Lee Lane, to any of the Group Companies or their Subsidiaries prior to Closing.
          (e) Sellers covenant and agree that they will use their commercially reasonable efforts to cause Davis-Garvin Agency of Florida, Inc. to be reinstated as a company in good standing in the State of Florida.
Capital Cities Stock Purchase Agreement

          (f) Subject to Sections 8.3 through 8.9 of this Agreement, Sellers covenant and agree that they will fully indemnify and hold harmless Buyer, NPHC, the Group Companies and their Subsidiaries from and against all costs, Liabilities and Damages arising from or attributable to any prior noncompliance with the Immigration Reform and Control Act of 1986.
          (g) The Parties mutually covenant and agree that they will not take any action inconsistent with Exhibit 1.1.4.
          (h) Nothing in this Section 5.1 is intended to result in the Group Companies or their Subsidiaries ceding control to Buyer of the Group Companies’ and their Subsidiaries’ basic ordinary course of business and commercial decisions prior to the Closing Date.
     Section 5.2 Access to Information; Confidentiality.
          (a) The Sellers shall and shall cause the Group Companies and their Subsidiaries (to the extent within the custody or control of any of them) to, give Buyer and its Representatives reasonable access to the Representatives, Books and Records and Contracts of the Group Companies and their Subsidiaries during normal business hours, to furnish such financial and operating data and other information as Buyer and its Representatives may reasonably request and instruct Sellers’ own Representatives to cooperate in Buyer’s investigation of the Group Companies and their Subsidiaries and the Business; provided, however, that no such access, furnishing of information, cooperation or investigation, nor any knowledge acquired by Buyer or its Representatives as a result thereof, shall affect any representation or warranty made in Article III of this Agreement.
          (b) Subject to applicable securities laws and stock exchange regulations, all information provided or obtained in connection with the transactions contemplated by this Agreement will be held by the parties hereto in accordance with the Confidentiality Agreement, dated January 19, 2007, between NPHC and the Group Companies (as amended to date, the “Confidentiality Agreement”), which is attached as Exhibit 5.2(b). In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern.
          (c) Prior to Closing, Sellers will cooperate with Buyer and will cause the Group Companies to provide Buyer access to the information required by Buyer to determine the following with respect to each of the Group Companies and their Subsidiaries as of the most recent practicable date: (A) the basis of each Group Company and each of their Subsidiaries in their respective assets; (B) the basis of the stockholder(s) of any Subsidiary in its stock (or the amount of any excess loss account); (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to any of the Group Companies or their Subsidiaries; and (D) the amount of any deferred gain or loss allocable to any of the Group Companies or their Subsidiaries arising out of any intercompany transaction.
     Section 5.3 No Solicitation; Unsolicited Proposals.
          (a) The Sellers represent and warrant to Buyer that the Group Companies and their respective Affiliates and Representatives have terminated, before the date of this
Capital Cities Stock Purchase Agreement

Agreement, all discussions, negotiations, and other communications relating to any Acquisition Proposal other than the proposal by Buyer. From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Sellers shall not and shall use their reasonable best efforts to cause the Group Companies and their Subsidiaries and all of their respective Representatives not to, directly or indirectly, (i) solicit, initiate, or furnish Confidential Information (as defined in the Confidentiality Agreement) in response to any Acquisition Proposal, (ii) participate in any discussions or negotiations with any Third Party relating to an Acquisition Proposal, or (iii) enter into any Contract (including any agreement in principle, letter of intent, or understanding) with respect to or contemplating any Acquisition Proposal or enter into any Contract requiring the Group Companies to abandon, terminate or fail to consummate this Agreement.
          (b) The Sellers shall notify Buyer promptly (but not later than two Business Days) after receipt by the Group Companies (or any of their Affiliates or Representatives) of any Acquisition Proposal or any request for non-public information in connection with the Acquisition Proposal or for access to Books and Records or properties of the Group Companies or any of their Subsidiaries by any Person that informs the Group Companies (or any of its Affiliates or Representatives) that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact and the Sellers shall provide Buyer with copies of all documents received from any Person that is considering making or has made an Acquisition Proposal. The Sellers shall keep Buyer fully informed, on a current basis, of the status and details of any Acquisition Proposal or indication or request.
     Section 5.4 Public Announcements.
     The initial press release with respect to the signing of this Agreement shall be a joint press release, which has previously been agreed upon by NPHC, Buyer and the Sellers. Thereafter, except as required by Law or stock exchange rules and regulations, each party hereto (a) shall consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby (to the extent not previously issued or made in substance), and (b) shall not issue any press release or make any public statement concerning such transactions without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.
     Section 5.5 Further Assurances.
     Subject to the terms and conditions of this Agreement, NPHC, Buyer and the Sellers will use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. NPHC, Buyer and the Sellers agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.
Capital Cities Stock Purchase Agreement

     Section 5.6 Notification of Certain Matters.
          (a) The Sellers shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Sellers, of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (ii) any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) any change or effect that has had, or could reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, as applicable, (iv) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect and (v) the failure by it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case within three Business Days of any executive officer of such Person becoming aware of the occurrence of such development, and in the case of a notice described in items (iv) or (v), in time to provide such Party a reasonable opportunity to cure prior to Closing. The Parties’ obligations under this Section 5.6 and the disclosure of any matter in accordance with the provisions of this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such disclosure and shall not be deemed to cure any breach or inaccuracy of any representation or warranty made in this Agreement.
          (b) If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, (i) would have been required to be set forth or described by the Sellers in the Disclosure Schedule or (ii) would have caused a representation or warranty in Article III to be violated as of such date, then Sellers shall, promptly deliver to Buyer a revised copy of the Disclosure Schedule updated, amended, or otherwise supplemented to reflect such event or matter; provided however, that no update, amendment or supplement to the Disclosure Schedule may be made for other than informational purposes unless Buyer agrees in writing to include such update, amendment, or supplement as a revised Disclosure Schedule; provided further however, that if the Buyer so agrees to revise the Disclosure Schedule for any such update, amendment, or supplement, such agreement shall operate as a waiver of any claim under Article VIII or otherwise by Buyer with respect to the item or items set forth in such update, amendment, or supplement. All references herein to the Disclosure Schedule shall, after any such update, amendment, or supplement to which Buyer has agreed as provided above, include the Disclosure Schedule as so updated, amended, or supplemented. In the event that Buyer does not agree to revise the Disclosure Schedule, Seller may proceed to negotiate in good faith with Buyer an adjustment to the Purchase Price, or other applicable provisions of this Agreement, and, if such negotiations fail, terminate this Agreement without additional liability. It is anticipated that certain sections of the Disclosure Schedule will routinely require updating and supplementation between the date hereof and the date of Closing, and so long as such updating or supplementation reflects events or matters arising after the date of this Agreement in the ordinary course of business, and which are not reasonably anticipated to result in a Material Adverse Effect, Buyer shall not unreasonably withhold or delay agreement to such updating or supplementation of the Disclosure Schedule.
Capital Cities Stock Purchase Agreement

     Section 5.7 Material Contracts.
     The Sellers shall, not less than ten (10) Business Days prior to the Effective Time, provide Buyer a true and complete copy of all of the Group Companies’ Material Contracts identified in Disclosure Schedule 3.14(a), as such Material Contracts may have been amended.
     Section 5.8 Intercompany Accounts and Contracts.
     Disclosure Schedule 5.8 contains a complete list of all intercompany balances, including loans and advances and commitments with respect thereto, in respect of the Group Companies and their Subsidiaries, on the one hand, and Sellers or other Affiliates of the Group Companies and their Subsidiaries, on the other hand. All intercompany balances listed in Disclosure Schedule 5.8, or otherwise relating to amounts due for services or obligations provided or arising prior to the Effective Time, shall have been satisfied and all commitments with respect thereto shall have been terminated on or before the Effective Time.
     Section 5.9 Releases of Personal Guaranties.
     Disclosure Schedule 5.9 lists all instances where any of the Sellers is personally obligated or has provided personal collateral on any indebtedness or contractual obligation of the Group Companies or any Subsidiary thereof. Buyer and NPHC shall use commercially reasonable efforts to cause all such guaranties and personal collateral to be released within 45 days after Closing and shall indemnify Sellers for losses suffered due to such guaranties and personal collateral after Closing.
ARTICLE VI.
CONDITIONS TO CLOSING
     Section 6.1 Conditions to the Obligations of Sellers.
     The obligations of the Sellers to Close are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:
          (a) No Injunctions. No provision of any applicable Law and no judgment, injunction, order or decree that makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement shall be in effect.
          (b) Regulatory Matters. The authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority which are reasonably necessary and are identified on Disclosure Schedule 6.1(c) (“Requisite Regulatory Approvals”), shall have been filed, have occurred or have been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.
          (c) Representations and Warranties. As of the Closing Date there shall exist no material misrepresentation, breach or inaccuracy of any of the NPHC’s or Buyer’s representations or warranties in this Agreement.
Capital Cities Stock Purchase Agreement

          (d) Performance of Obligations. NPHC and Buyer shall have performed in all material respects all of their obligations pursuant to this Agreement required to be performed by them prior to the Closing Date.
          (e) Key Employee Retention Payments. Davis, NPHC and Buyer shall have agreed on employee retention payments to be made to Key Employees.
          (f) Satisfactory Lease Arrangements. Buyer shall have entered into lease agreements with (i) First Venture Holdings, LLC for the facility located at 1 Fernandina Court, Columbia, South Carolina 29212 and (ii) Second Venture, LLC for the facility located at 3850 Fernandina Road, Columbia, South Carolina 29210, in each case substantially in the forms attached as Exhibits 6.1(f)-1 and 6.1(f)-2 hereto.
          (g) Escrow Agreement. Buyer shall have executed the Escrow Agreement.
          (h) Good Faith. In order for any condition precedent in this Section 6.1, the accomplishment of which is within the control of Sellers, to be effective for the benefit of Sellers, then Sellers shall have exercised their respective good faith and commercially reasonable best efforts toward the accomplishment of same.
     Section 6.2 Conditions to the Obligations of Buyer.
     The obligations of Buyer to Close are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:
          (a) Due Diligence Data. Sellers shall have provided Buyer, its accountants, counsel and other representatives with such information about Sellers, the Group Companies, the affiliates of either of them, and such information about them and their operations as may be necessary to permit Buyer to complete its due diligence investigation;
          (b) Due Diligence Satisfaction of Buyer. Buyer shall be reasonably satisfied with the results of its due diligence investigation;
          (c) No Material Adverse Change. From and after January 1, 2007 through the Closing Date, there shall have been no material adverse change in the assets, liabilities, rights, operations, AM Best rating, financial condition, financial results, or prospects of the Group Companies;
          (d) Seller Agreements. Sellers shall have executed the non-disclosure, non-solicitation and non-competition agreement substantially in the form attached hereto as Exhibit 6.2(d) (the “Seller Non-Compete Agreement”);
          (e) Satisfactory Lease Arrangements. Buyer shall have entered into lease agreements with (i) First Venture Holdings, LLC for the facility located at 1 Fernandina Court, Columbia, South Carolina 29212 and (ii) Second Venture, LLC for the facility located at 3850 Fernandina Road, Columbia, South Carolina 29210, in each case substantially in the forms attached as Exhibits 6.1(f)-1 and 6.1(f)-2 hereto;
Capital Cities Stock Purchase Agreement

          (f) State Regulatory Approvals. All regulatory actions and approvals from the State of South Carolina and each other state which may have jurisdiction over Seller, the Group Companies or the transactions contemplated by this Agreement, which are reasonably necessary (in Buyer’s sole discretion) to complete the transactions contemplated by this Agreement, have been obtained;
          (g) Buyer Corporate Approvals. The proposed transaction and this Agreement shall have been approved by the Board of Directors of NPHC.
          (h) Representations and Warranties. As of the Closing Date there shall exist no misrepresentation, breach or inaccuracy of any of the Sellers’ representations or warranties in this Agreement, the effect of which, individually, or in the aggregate constitutes a Material Adverse Effect;
          (i) Performance of Obligations. The Sellers shall have performed in all material respects all of their obligations pursuant to this Agreement required to be performed by them prior to the Closing Date; and
          (j) Material Adverse Effect. There shall not have occurred any event which has had or is reasonably expected to have a Material Adverse Effect.
          (k) Key Employee Retention Payments. Davis, NPHC and Buyer shall have agreed on employee retention payments to be made to Key Employees.
          (l) Escrow Agreement. Sellers shall have executed the Escrow Agreement.
          (m) Good Faith. In order for any condition precedent in this Section 6.2, the accomplishment of which is within the control of Buyer or NPHC, to be effective for the benefit of Buyer or NPHC, then Buyer and NPHC shall have exercised their respective good faith and commercially reasonable best efforts toward the accomplishment of same.
ARTICLE VII.
TERMINATION AND EXPENSES
     Section 7.1 Termination.
This Agreement may be terminated at any time prior to the Effective Time:
          (a) by the mutual written consent of Buyer and the Sellers;
          (b) by either the Sellers or Buyer:
     (i) if there shall be any Law that makes Closing illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Sellers or Buyer from consummating the Closing is entered and such judgment, injunction, order or decree shall become final and nonappealable; or
Capital Cities Stock Purchase Agreement

     (ii) if, without any material breach by the terminating party of its obligations under this Agreement, the Closing shall not have occurred on or before July 31, 2007 (the “Termination Date”); or
          (c) by the Sellers if either NPHC or Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure of one or more of the conditions set forth in Section 6.1 and (B) has not been cured within 30 days after the giving of written notice to Buyer; or
          (d) by Buyer if the Sellers shall have breached any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach (A) constitutes a failure in one or more of the conditions set forth in Section 6.2 and (B) has not been cured within 30 days after the giving of written notice to the Sellers.
     Section 7.2 Effect of Termination.
     If this Agreement is terminated pursuant to Sections 7.1(a) or (b), then in addition to any remedies available to the Parties in equity or at law, the provisions of Sections 7.2 and 7.3, and the agreements contained in the Confidentiality Agreement (to the extent set forth therein) shall survive such termination. If this Agreement is terminated pursuant to Section 7.1(c) or (d), because of a breach of this Agreement by the nonterminating Party, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the nonterminating Party’s failure to comply with its obligations under this Agreement, then Article VIII shall survive such termination for the benefit of the non-breaching Party; provided, however, that any Damages recoverable pursuant to this sentence shall be limited to actual Damages and shall not include any punitive or consequential Damages.
     Section 7.3 Fees and Expenses.
          (a) The Parties shall each pay all of their own respective legal, accounting and other costs, expenses and fees, if any, incurred in connection with this Agreement and the transactions contemplated by this Agreement, provided that the Sellers shall be entitled to cause the Group Companies to pay legal, accounting, and other fees and expenses incurred by or on behalf of the Sellers and the Group Companies and their Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement up to One Hundred Thousand Dollars ($100,000.00) in the aggregate, and the Sellers shall pay and reimburse the Group Companies and their Subsidiaries for all legal, accounting and other fees and expenses of the Sellers and the Group Companies and their Subsidiaries in connection with this Agreement and the transactions contemplated by this Agreement to the extent such fees and expenses exceed $100,000; provided, however, that the calculation of the legal, accounting, and other fees and expenses of the Sellers, the Group Companies and their Subsidiaries shall exclude fees and expenses resulting from post-closing work required to comply with public company reporting requirements.
          (b) The Parties acknowledge that the Sellers have engaged Philo Smith Capital Corporation (“Philo”) as its broker in connection with the proposed transaction, and agree that Philo’s fee and any other fees and expenses (except as set forth in Section 7.3(a))
Capital Cities Stock Purchase Agreement

incurred by the Sellers shall be the sole responsibility of the Sellers and shall not be paid or reimbursed by Buyer or the Group Companies or their Subsidiaries.
ARTICLE VIII.
SURVIVAL; INDEMNIFICATION
     Section 8.1 Survival.
          (a) The representations and warranties of the Parties contained in this Agreement or in any officer’s certificate delivered pursuant hereto or in connection herewith shall survive the Closing until 24 months after the Closing Date and thereafter shall expire; provided, however, that (i) the representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Authorization), 3.4 (Consents and Approvals; No Violations; Voting Trusts), 4.1 (Organization and Qualification), 4.2 (Corporate Authorization; Enforceability), 4.3 (Consents and Approvals; No Violations) and 4.6 (Purchase for Investment), shall survive for the Applicable SOL Period, (ii) the representations and warranties in Section 3.17 (Environmental Matters) shall survive until the fifth anniversary of the Closing Date and (iii) the representations and warranties in Section 3.13 (Taxes) shall survive until the later of the sixth anniversary of the Closing Date and the Applicable SOL Period. No claim may be initiated under this Article VIII for a breach of a representation or warranty after the expiration of the applicable survival period set forth above. A claim shall be deemed initiated for purposes of this Section 8.1 upon the giving of notice as set forth in Section 10.2.
          (b) The covenants and agreements of the Parties contained in this Agreement or in any officer’s certificate delivered pursuant hereto or in connection herewith shall survive the Closing for the Applicable SOL Period.
     Section 8.2 Indemnification.
          (a) Effective at and after the Closing, Buyer and NPHC hereby jointly and severally indemnify Sellers and their respective officers, directors, managers, general partners and trustees (collectively, the “Seller Indemnitees”) against and agrees to hold each of the Seller Indemnitees harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third-party claim or a claim solely between the parties hereto) (“Damages”) incurred or suffered by the Seller Indemnitees arising out of any misrepresentations, or breach of the representations and warranties, covenants or agreements in this Agreement or in any officer’s certificate delivered herewith.
          (b) Effective at and after the Closing, Sellers hereby jointly and severally indemnify Buyer, the Group Companies and their Subsidiaries (collectively, the “Buyer Indemnitees”) against and agree to hold each of the Buyer Indemnitees harmless from any and all Damages incurred or suffered by the Buyer Indemnitees arising out of the following:
     (i) any misrepresentation or breach of the representations and warranties in Sections 3.1 (Organization and Qualification), 3.2 (Capitalization), 3.3 (Authorization), and 3.4 (Consents and Approvals; No Violations; Voting
Capital Cities Stock Purchase Agreement

Trusts), which relate to the transfer of ownership of the Shares (each, an “Ownership Breach”);
     (ii) any misrepresentation or breach of the representations and warranties in Section 3.17 (Environmental Matters), which relates to environmental matters (each, an “Environmental Breach”);
     (iii) any misrepresentation or breach of the representations and warranties in Section 3.13 (Taxes), which relates to Tax matters (each, a “Tax Breach”);
     (iv) any misrepresentation or breach of the representations and warranties of the Sellers contained in this Agreement or in any officer’s certificate delivered in connection herewith, that is not specifically identified in sub-sections (a), (b), or (c), above by Sellers or their affiliates in this Agreement (each a “General Warranty Breach”);
     (v) any breach of covenant or agreement made or to be performed by Sellers or their affiliates pursuant to this Agreement (each such breach, a “Covenant Breach”),
     (vi) any Excluded Asset, or
     (vii) as provided in Section 9.4.
     Section 8.3 Limitation on the Amount of Sellers’ Liability.
     Sellers shall generally be liable for all Damages that result from any breach of their representations and warranties in this Agreement, subject to the periods of survival set forth in Section 8.1 and the following limitations on amounts:
          (a) Sellers’ liability for Damages arising from Tax Breaches, Damages from the Excluded Assets or pursuant to Section 9.4 shall not exceed an aggregate amount equal to fifty percent (50%) of the Purchase Price, except to the extent such Damages result from one or more Third Party Claims, in which case Sellers’ maximum liability shall be the greater of (1) fifty percent (50%) of the Purchase Price and (2) the entire amount of any such Third Party Claims;
          (b) Sellers’ liability for Damages arising from Ownership Breaches and Environmental Breaches shall not exceed an aggregate amount equal to 30% of the Purchase Price, except to the extent such Damages result from one or more Third Party Claims, in which case Sellers’ maximum liability shall be the greater of (1) thirty percent (30%) of the Purchase Price and (2) the entire amount of any such Third Party Claims;
          (c) Sellers’ liability for Damages arising from General Warranty Breaches and Covenant Breaches shall be limited to twenty percent (20%) of the Purchase Price;
Capital Cities Stock Purchase Agreement

          (d) The aggregate amount of Sellers’ liability for Damages arising from Tax Breaches, Excluded Assets, Ownership Breaches, Environmental Breaches, General Warranty Breaches and Covenant Breaches shall not exceed an aggregate amount equal to fifty percent (50%) of the Purchase Price, except to the extent such Damages result from one or more Third Party Claims, in which case Sellers’ maximum liability shall be the greater of (1) fifty percent (50%) of the Purchase Price and (2) the entire amount of any such Third Party Claims;
          (e) Anything contained herein to the contrary notwithstanding, the exclusive remedy for Buyer with respect to any inadequacy of Reserves shall be recourse to the protection provided by the Reserve Escrow pursuant to Section 2.3(b), and Sellers shall have no additional liability with regard to such matters; and
          (f) Sellers shall not become liable for Damages under this Article VIII unless and until the aggregate of all Buyer’s claims for Damages exceeds two hundred thousand dollars ($200,000.00), after which point one hundred percent (100%) of such claims (including the claims that reach such threshold) shall be subject to indemnity up to the limitations provided in Sections 8.3(a) through (d) above.
Notwithstanding the foregoing, in no event shall Sellers’ aggregate liability under Section 8.2 exceed seventy-five percent (75%) of the Purchase Price.
     Section 8.4 Procedures.
          (a) Except as provided in Section 9.4, the Party seeking indemnification under Section 8.2 (the “Indemnified Party”) agrees to give prompt written notice to the Party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding (“Claim”) in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. The failure to so notify, or the unreasonable delay in so notifying, the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure or delay shall have actually prejudiced in any material respect the Indemnifying Party.
          (b) The Indemnifying Party shall, subject to the provisions of this Section 8.4(b), be entitled to assume the defense and control of any Claim asserted by a third party (“Third Party Claim”) but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and, subject to 8.4(e), at its own expense; provided that prior to assuming control of such defense, the Indemnifying Party must acknowledge that if such matter is adversely determined, the Indemnifying Party would have an indemnity obligation for Damages resulting from such Third Party Claim to the extent provided under this Article 8 reserving, if applicable, the Indemnifying Party’s rights with regard thereto. Notwithstanding the foregoing, the Buyer shall have the right, but not the obligation, to assume the defense and control of any Third Party Claim if (i) the Third Party Claim relates to or arises out of any Environmental Breach, (ii) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (iii) the Third Party Claim seeks an injunctive or other non-monetary relief against the Indemnified Party, and if Buyer so assumes the defense and control of any Third
Capital Cities Stock Purchase Agreement

Party Claim, Buyer shall allow the Indemnifying Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense.
          (c) The Party assuming the defense and control of a Third Party Claim (the “Controlling Party”) shall take all steps necessary in the defense or settlement of such Third Party Claim, and shall at all times diligently and promptly pursue the resolution of such Third Party Claim. The other Party shall, and shall cause its controlled Affiliates to, cooperate fully with the Controlling Party in the defense of any Third Party Claim defended by the Controlling Party, including by making relevant personnel reasonably available to the Controlling Party in connection with such defense.
          (d) Notwithstanding anything in this Section 8.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other Party (which consent shall not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant provides to such other party an unqualified release from all liability in respect of the Third Party Claim. If the Indemnifying Party makes any payment to an Indemnified Party under Article VIII, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.
          (e) The Indemnifying Party shall be liable for the reasonable fees and expenses of counsel incurred by each Indemnified Party in defending any Third Party Claim prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or if the Indemnified Party assumes the defense of a Third Party Claim pursuant to the last sentence of Section 8.4(b). After the date the Indemnifying Party assumes control of the defense of the Third Party Claim, the Indemnifying Party shall also be liable for the reasonable fees and expenses of one separate counsel (and one local counsel in each applicable jurisdiction) incurred by the Indemnified Parties in defending any Third Party Claim if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.
          (f) In the event that the Indemnifying Party does not accept the defense of any Third Party Claim or the Indemnified Party assumes the defense of a Third Party Claim pursuant to the last sentence of Section 8.4(b), the Indemnified Party shall use reasonable efforts to inform the Indemnifying Party of material developments with respect to such Third Party Claim and to provide the Indemnifying Party with copies of material filings with any Governmental Authority in respect of such Third Party Claim that are not subject to the attorney-client or another similar privilege. An Indemnified Party shall not settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
          (g) Notwithstanding anything in this Agreement to the contrary, even where on the Closing Date the Indemnified Party knows of any information that would cause one or more of the representations and warranties made by the Indemnifying Party in this Agreement to be inaccurate or untrue, the Indemnified Party shall not be deemed to have waived (and shall continue to have) its rights to indemnification pursuant to Section 8.2 in respect thereof.
Capital Cities Stock Purchase Agreement

     Section 8.5 Mitigation.
An Indemnified Party shall use reasonable efforts (but without any obligation to incur any unreasonable cost or expense) and act in good faith to mitigate Damages for which indemnification is sought under this Article 8. Indemnifying Parties shall be entitled to be fully informed on and meaningfully participate in such mitigation by the Indemnified Parties.
     Section 8.6 Calculation of Losses.
          (a) The amount of any Damages for which indemnification is provided under this Article 8 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies or otherwise with respect to such Damages (net of any Tax or expenses incurred in connection with such recovery). The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies for any Damages. If the Indemnifying Parties pay indemnity Damages under this Agreement, and the Indemnified Parties subsequently receive insurance proceeds for the same claim or event, then the Indemnified Parties shall refund such indemnity Damage payments to the Indemnifying Parties from such insurance proceeds to the extent that the Indemnified Party has received benefits from both sources (i.e., payments of indemnity Damages from the Indemnifying Party and such insurance proceeds) in excess of the amount of Damages incurred by the Indemnified Parties.
          (b) If the amount of any Damages for which indemnification is provided under this Article 8 gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party making the Claim, then the amount of Damages shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit actually or reasonably expected to be realized by the Indemnified Party arising from circumstances underlying or the incurrence or payment of any such Damages for all applicable Tax periods (past, present and future). For purposes of this Section 8.6(b), a “Tax Benefit” means an amount by which the Tax liability of the Party (or group of corporations including the Party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. In computing the amount of any such Tax cost or Tax Benefit, the indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and payments between the parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under this Article 8 shall be treated as an adjustment to the Purchase Price, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States federal income tax purposes.
Capital Cities Stock Purchase Agreement

     Section 8.7 Exclusive Remedy.
     From and after the Closing, except in the event of fraud or willful misrepresentation (in which case the parties shall be entitled to exercise all of their rights, and seek all Damages available to them, under law or in equity) the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with, and subject to the limitations and rights contained in, this Article 8. Notwithstanding the foregoing, this Section 8.7 shall not operate to limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).
     Section 8.8 No Double Recovery.
     Notwithstanding anything herein to the contrary, no indemnified party shall be entitled to indemnification under any provision of this Agreement for any amount to the extent such indemnified party or its Affiliate has been indemnified for such amount pursuant to this Agreement, or any other agreement, contract or instrument executed in connection herewith.
     Section 8.9 No Implications.
     Neither the rights of any Party to indemnification from another Party nor the obligations of any Party to indemnify another Party, under this Agreement shall in any way imply or create, and each Party specifically disclaims, any responsibility whatsoever by such Party for any other Party’s liabilities to any other person or entity or governmental body.
ARTICLE IX.
TAX MATTERS
     The following provisions shall govern the allocation of responsibility as between Buyer, the Group Companies and Seller for certain tax matters following the Closing Date.
     Section 9.1 Preparation of Certain Tax Returns for Pre-Closing Periods.
     Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for each of the Group Companies and their Subsidiaries for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. With respect to each S Corporation Company, to the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by such S Corporation Company to Sellers for such periods.
     Section 9.2 Cooperation on Tax Matters.
     Buyer, each of the Group Companies and their Subsidiaries, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such
Capital Cities Stock Purchase Agreement

cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Group Companies and their Subsidiaries, Sellers, and Buyer agree (A) to retain all books and records with respect to Tax matters pertinent to the Group Companies and their Subsidiaries relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, each of the Group Companies and their Subsidiaries or Sellers, as the case may be, shall allow the other party, at the expense of such party, to take possession of such books and records.
     Section 9.3 Tax Proceedings.
          (a) Buyer will, as to any Taxes in respect of which Sellers have agreed to indemnify Buyer under this Agreement, promptly inform Sellers of, and permit the participation of Sellers in any investigation, audit or other legal proceeding relating to Taxes by or with a Governmental Authority empowered to administer or enforce such Tax and will not consent to the settlement or final determination in such proceeding relating to Taxes without the prior consent of Sellers (which consent of Sellers shall not be unreasonably withheld), except to the extent such Taxes are not subject to indemnification under Section 9.4.
          (b) Buyer, on the one hand, and Sellers, on the other hand, will (i) use commercially reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability of Sellers under this Agreement (a “Tax Claim”), (ii) promptly furnish to the other copies of any inquiries or requests for information from any Governmental Authority concerning any Tax Claim, (iii) timely notify the other regarding any proposed written communication to any such Governmental Authority with respect to such Tax Claim, (iv) promptly furnish to the other upon receipt a copy of information or document requests, a notice of proposed adjustment, revenue agent’s report or similar report or notice of deficiency together with all relevant documents, notices or reports, relating to any Tax Claim, (v) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to indemnifiable issues, and (vi) consider in good faith any suggestions made by the other Party and its or their accountants and counsel to submit documentation or attend those portions of any meetings or proceedings that relate to such proposed adjustment.
          (c) Subject to the provisions of Section 9.3(a) above, Sellers will have full responsibility for handling any Tax controversy, including an audit, protest to the Appeals Division of the Internal Revenue Service, litigation in the United States Tax Court, any other court of competent jurisdiction or any other legal proceeding relating to Taxes involving the Group Companies for Tax periods ending on or before the Closing Date at Sellers’ expense, and Buyer will have full responsibility for and discretion in handling any legal proceeding relating to Taxes involving the Company for Tax periods ending after the Closing Date.
Capital Cities Stock Purchase Agreement

          (d) Within 5 days of any final determination of Tax in a legal proceeding relating to Taxes, Buyer will provide a written notice to the Sellers that explains the calculation of the amount of such Tax Claim. The amount of such Tax Claim shall be paid to the Buyer at the later of (i) when due or (ii) within 20 days after receipt of such notice, provided that Seller shall be responsible for any interest or penalties attributed to such Tax Claim due to any late payment by Sellers. If the Sellers disagree with the Buyer’s calculation of the Tax owed to the Buyer and within 20 days after receipt of such calculation requesting in writing verification of such amount, such amount will be verified by a firm of independent nationally recognized accountants mutually selected by Sellers and Buyer (the “Independent Public Accountants”). Within 15 days after the Sellers’ request, the Independent Public Accountants will either (i) confirm the accuracy of the Buyer’s computation or (ii) notify the Sellers that such computation is inaccurate. In the case of (ii) above, the Independent Public Accountants will recompute the amount of Tax owed to the Buyer in such manner as the Independent Public Accountants determine and verify to be accurate. The costs of such verification will be borne by the Buyer unless such verification results in an adjustment in the Sellers’ favor of the Tax owed to the Buyer as computed by the Buyer, in which case a portion of such costs equal to the relevant amount of the adjustment will be borne by the Sellers. The Parties agree to cooperate with such Independent Public Accountants and, subject to a confidentiality agreement reasonably satisfactory to the Buyer and Davis, to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information will be for the confidential use of the Independent Public Accountants and will not be disclosed to any other Person. The Parties agree that the sole responsibility of the Independent Public Accountants will be to determine and verify the amount of the Tax owed to the Buyer pursuant to this Section 9.3(d) and that matters of interpretation of this Agreement are not within the scope of the Independent Public Accountant’s responsibility.
     Section 9.4 Tax Indemnification.
     Each Seller shall jointly and severally indemnify each of the Group Companies and their Subsidiaries, Buyer, and each Buyer Affiliate and hold them harmless from and against any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of each of the Group Companies and their Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”); provided, however, Sellers shall have no liability for any Taxes of CCHCI and its Subsidiaries for the taxable period beginning on January 1, 2007 and ending on the Closing Date, and any subsequent taxable periods, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Group Companies or any of their Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than any of the Group Companies and their Subsidiaries) imposed on any of the Group Companies or any of their Subsidiaries as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing. This Section 9.4 shall be subject to the provisions of Sections 8.4 through 8.9 and shall be subject to the liability limitations in Section 8.3(a) but shall not be subject to the basket provisions of Section 8.3(f).
Capital Cities Stock Purchase Agreement

     Section 9.5 Straddle Period.
     In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of any of the Group Companies and/or their Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any of the Group Companies or their Subsidiaries holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of any of the Group Companies or their Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For the avoidance of doubt, the Parties acknowledge that Sellers are not liable for the Taxes of CCHCI and its Subsidiaries for the taxable period beginning on January 1, 2007 and ending on the Closing Date, and any subsequent taxable periods.
     Section 9.6 Tax-Sharing Agreements.
     All tax-sharing agreements or similar agreements with respect to or involving any of the Group Companies or their Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Group Companies and their Subsidiaries shall not be bound thereby or have any liability thereunder.
     Section 9.7 Certain Taxes and Fees.
     All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
     Section 9.8 Tax Certificates.
     Buyer and Sellers and each of the Group Companies and their Subsidiaries further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).
     Section 9.9 Section 338(h)(10) Matters
     (a) At Buyer’s option, the Sellers and Buyer shall make joint elections for all or some of the S Corporation Companies under Code §338(h)(10) and under any applicable similar provisions of state or local law with respect to the purchase of the Shares (collectively, the “Section 338(h)(10) Elections”). Sellers represent that an election under Code §338(h)(10) is available for the S Corporation Companies in connection with the transactions contemplated
Capital Cities Stock Purchase Agreement

by this Agreement. Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Section 338(h)(10) Elections on their Tax Returns to the extent required by applicable law. The Sellers and Buyer shall within 10 days after the completion of the Allocation Schedule, but in no event later than five days prior to the due date for filing Internal Revenue Service Form 8023, exchange completed and executed copies of Internal Revenue Service Form 8023, required schedules thereto, and any similar state and local forms. If any changes are required in these forms after these forms are prepared, the parties will promptly agree on such changes.
          (b) Buyer shall deliver to the Sellers for each S Corporation Company a schedule (the “Allocation Schedule”) allocating the allocable Purchase Price (as increased by the Tax Adjustment pursuant to Section 9.9(c)(iii) below), liabilities of such S Corporation Company and its QSS, and other relevant items (including, for example and without limitation, any adjustments or additions to the Purchase Price) of such S Corporation Company among the assets of such S Corporation Company and its QSS in accordance with Code §§ 338 and 1060 and the regulations thereunder. In the event that, after the Purchase Price allocation is determined, the Purchase Price is adjusted, the Purchase Price allocation shall also be adjusted. To the extent permitted by the Code or other applicable tax law, any adjustments to the Purchase Price shall be allocated, to the extent possible, to the classes of assets that were the subject of the adjustments to the Purchase Price. The Purchase Price allocation, including any adjustments thereto, will be binding on Buyer and Sellers. Each of the Parties shall file all Tax Returns (including amended returns, claims for refunds, and Internal Revenue Service Form 8594) in a manner consistent with the Purchase Price allocation, including any adjustments thereto. Neither Party will take any position (whether in audits or similar proceedings, Tax Returns, refund claims, or otherwise) that is inconsistent with such allocation, except as required to do so by applicable law. Each of Buyer and Seller will use its commercially reasonable best efforts to sustain such allocation in any subsequent audit, similar proceeding, appeal, or court proceeding.
          (c) In the event that Buyer shall elect to jointly file Section 338(h)(10) Elections with Sellers pursuant to Section 9.9(a) above, then this Agreement shall be amended as follows:
     (i) The representation in Section 3.13(l) shall be replaced in its entirety with the following:
“Each of the Group Companies listed on Disclosure Schedule 3.13(l) (and any predecessors thereto) (each an “S Corporation Company” and together the “S Corporation Companies”) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 since the time set forth on Disclosure Schedule 3.13(l) and each of the S Corporation Companies will be an S corporation up to and including the Closing Date. Disclosure Schedule 3.13(l) also identifies each Subsidiary that is a QSS. Each QSS has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date. Each QSS has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the Closing Date. None of the S Corporation Companies has any potential liability for any Tax under Code §1374. None of the S Corporation Companies nor any qualified subchapter S subsidiary of the S Corporation Companies
Capital Cities Stock Purchase Agreement

has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which such acquiror’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that was a qualified subchapter S subsidiary at the time of acquisition.”
     (ii) Notwithstanding anything in this Agreement to the contrary, Sellers shall be liable for any and all Section 338(h)(10) Taxes.
     (iii) In the event that Buyer exercises its option to make Section 338(h)(10) Elections with Sellers, as applicable, then Buyer shall pay to Sellers the amount of additional consideration necessary to cause Sellers’ after-Tax net proceeds from the sale of the S Corporation Companies’ stock to be equal to the after-tax net proceeds that Sellers would have received had the Section 338(h)(10) Elections not been made, taking into account all appropriate state, federal and local Tax implications (“Tax Adjustment”). In making such calculations, Sellers shall be treated as residents of South Carolina and the highest corporate federal and state tax rates to which Sellers are subject shall be used and any other items of income, deduction, gain, loss or credits of the S Corporation Companies shall be ignored. The Tax Adjustment shall not be paid until Buyer has received a properly completed and executed Form 8023 and/or any similar state or local forms in order to make effective Section 338(h)(10) Elections. Buyer shall provide Sellers with a Schedule showing the allocation of the Tax Adjustment among the S Corporation Companies and the calculation of the Tax Adjustment.
ARTICLE X.
MISCELLANEOUS
     Section 10.1 Amendments; No Waivers.
          (a) Any provision of this Agreement (including the Disclosure Schedule) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Sellers and Buyer, or in the case of a waiver, by the Party against whom the waiver is to be effective.
          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 10.2 Notices.
     All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be deemed to have been duly given upon receipt when delivered in person, by facsimile (receipt confirmed) or by overnight courier (receipt confirmed) or registered or certified mail (postage prepaid, return receipt requested) to
Capital Cities Stock Purchase Agreement

the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to any of the Sellers:
Hinton G. Davis
2006 Salem Church Road
Irmo, SC 29063
Facsimile No.: (803) 731-1714
with a copy (which shall not constitute notice) to:
Nexsen Pruet, LLC
P.O. Drawer 2426
Columbia, SC 29202
Attn: G. Marcus Knight, Esq.
Facsimile No.: (803) 253-8277
If to NPHC or Buyer:
North Pointe Holdings Corporation
28819 Franklin Road
Suite 300
Southfield, MI 48034
Attn.: Mr. James G. Petcoff
Facsimile No.: (248) 358-3041
with a copy (which shall not constitute notice) to:
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Attn.: Donald J. Kunz, Esq.
Facsimile No.: (313) 465-7455
     Section 10.3 Successors and Assigns.
     This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Parties hereto.
Capital Cities Stock Purchase Agreement

     Section 10.4 Governing Law.
     This Agreement, including all matters of construction, validity and performance, shall be construed in accordance with and governed by the law of the State of Michigan (without regard to principles of conflicts or choice of laws) as to all matters, including but not limited to, matters of validity, construction, effect, performance and remedies.
     Section 10.5 Jurisdiction.
     Each of the Parties hereto consents to submit itself to the personal jurisdiction of any state or federal court with jurisdiction over Oakland County, Michigan and Lexington County, South Carolina in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; provided, however, that (a) in the event that litigation is instituted against NPHC or Buyer, such litigation shall only be instituted in the courts with jurisdiction over Oakland County Michigan; and (b) in the event that litigation is instituted against any of the Sellers, such litigation shall only be instituted in the courts with jurisdiction over Lexington County, South Carolina; and provided further however, that once litigation is commenced as set forth above, counter-claims or cross-claims may be instituted, at the option of the counter-claimant or cross-claimant, in the court in which such litigation is pending. Each of the Parties hereto further (i) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (ii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Oakland County Circuit Court of the State of Michigan and the Lexington County Circuit Court of the State of South Carolina. Without limiting the foregoing, each party agrees that service of process on such party at the address provided in Section 10.2 shall be deemed effective service of process on such party.
     Section 10.6 Waiver of Jury Trial; Mediation.
     Each of the Parties acknowledges and agrees that any controversy that may arise under this Agreement or the transactions contemplated hereby is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
     In the event that any dispute arises between the Parties in relation to this Agreement, or out of this Agreement, and such dispute is not resolved by negotiation between the parties, the parties agree to submit the dispute to non-binding mediation. The parties further agree that their participation in mediation is a condition precedent to any party pursuing any other available remedy in relation to the dispute. Any party to the dispute may give written notice to the other party of his or her desire to commence mediation, and a mediation session must take place within thirty (30) days after the date that such notice is given and must conclude within ninety (90) days after such notice is given. The parties must jointly appoint a mutually acceptable mediator. If the parties are unable to agree upon the appointment of a mediator within seven (7) days after a party has given notice of a desire to mediate the dispute, any party may apply to the American Arbitration Association, or such other organization or person agreed to by the parties in writing, for appointment of the mediator. The parties further agree to share equally the costs of the
Capital Cities Stock Purchase Agreement

mediation, which costs will not include costs incurred by a party for representation by counsel at the mediation.
     Section 10.7 Counterparts; Effectiveness.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
     Section 10.8 Entire Agreement.
     This Agreement (including all Schedules), the Exhibits hereto, the letter agreement between the Parties dated as of the date hereof, and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the Parties, oral and written, with respect to the subject matter hereof and thereof.
     Section 10.9 Third Party Beneficiaries.
     Except as expressly provided herein, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a permitted successor or assign of such a Party.
     Section 10.10 Severability.
     If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.
     Section 10.11 Specific Performance.
     The parties hereby acknowledge and agree that the failure of any Party to perform its agreements and covenants hereunder, will cause irreparable injury to the other Parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each Party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such Party’s obligations and to the granting by any court of the remedy of
Capital Cities Stock Purchase Agreement

specific performance of its obligations hereunder without any requirement for the securing or posting of any bond. Such remedy shall not be deemed to be the exclusive remedy for a Party’s breach of its obligations but shall be in addition to all other remedies available at law or equity.
     Section 10.12 Interpretation.
          (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
          (b) Any reference to any federal, state, local or non-United States statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
[The remainder of this page is intentionally blank; the next page is the signature page.]
Capital Cities Stock Purchase Agreement

     In witness whereof the undersigned have executed this Stock Purchase Agreement effective as of the date first set forth above.

CAPITAL CITY ACQUISITION CORP.		HGD INVESTMENT LIMITED PARTNERSHIP

By: HGD, LLC, General Partner

By:

Name:	James G. Petcoff
Title:	President	By:

		Name:	Hinton G. Davis
		Title:	President

NORTH POINTE HOLDINGS CORPORATION		FIRST VENTURE HOLDINGS, LLC

By:		By:

Name:	James G. Petcoff	Name:	Hinton G. Davis
Title:	Chairman and Chief Executive Officer	Title:	Authorized Member

HINTON G. DAVIS III, TRUST B

Hinton G. Davis

By:

Name:	Susan Cheri Davis McMillan
Title:	Trustee

Mary Teresa Davis Tanner

HINTON G. DAVIS III, GRANTOR TRUST

Susan Cheri Davis McMillan

By:

Name:	Susan Cheri Davis McMillan
Title:	Trustee

Consented to by:

Hinton G. Davis III

Mary Ellen Davis
[Signature Page]

EXHIBIT 1.1.1 – EXCLUDED ASSETS
1.	The limited liability company equity membership interests in D-G Air, LLC (“DGA LLC”) (and the assets owned by DGA LLC that are listed on Disclosure Schedule 3.16(c)) owned by Davis-Garvin Agency, Inc.

2.	The limited liability company equity membership interests in Second Venture, LLC owned by CCIC (and the assets owned by Second Venture, LLC that are listed on Disclosure Schedule 3.16(c))

3.	The term life insurance policy number 0000239796 covering Davis paid by Davis Garvin Agency Inc. (“DGAI”)

4.	Gamecock Club Membership

5.	University of South Carolina sports tickets

6.	Desk, chair, picture of Ugas and awards located in the office of Davis

7.	Two Lloyd’s Underwriting room pictures and twenty-two Westvaco hardbound books located in the DGAI conference room

8.	Portrait of Davis and picture of DGA LLC airplane located in the DGAI reception area

9.	Picture with buildings & company logos (by Michael Storey) located in the CCIC Conference Room

10.	Computer and printer located in the home of Davis
Exhibit 1.1.1 — Page 1

EXHIBIT 1.1.2 – KEY EMPLOYEES
•	Stanley R. Ashley

•	Vince Bond

•	Kathleen Fowlkes

•	Mark E. Fryer

•	Mark Mapes

•	Joseph Monteleone

•	Patrick M. Naughter

•	John F. Seibert

•	James Skiff

•	John Walker
     Exhibit 1.1.2 — Page 1

EXHIBIT 1.1.3 – KNOWLEDGE EMPLOYEES
•	Hinton G. Davis

•	Mark E. Fryer

•	Joseph Monteleone

•	Patrick M. Naughter

•	John F. Seibert

•	James Skiff
Exhibit 1.1.3 — Page 1

EXHIBIT 1.1.4 – AGREEMENT FRAMEWORK
     Without the consent of Davis (which he may withhold in his discretion), NPHC and its affiliates will not offer employment or pay the bonus amounts to Stan Ashley (“Ashley”) indicated in that certain Letter Agreement, dated as of the date hereof and between the parties hereto (the “Letter Agreement”), unless Ashley reaches an agreement approved by Davis, NPHC and Buyer for the sale or redemption of Ashley’s stock (the “Transfer”) in CPAI and related transactions with appropriate releases respecting certain disputed matters (collectively the “Ashley Agreements”). NPHC and Buyer will not unreasonably withhold or delay approval of the Ashley Agreements.
     If Davis and Ashley agree in writing to execute the Ashley Agreements, then Sellers and NPHC and its affiliates will work together to promptly mutually agree on amendments to this Agreement and related documents (including Ashley’s employment agreement): (a) in such a manner as to accommodate the terms of the Ashley Agreements, such as an annual bonus for Ashley equal to twenty percent (20%) of CPAI’s profits, a minimum one-year employment term at a base salary of one hundred thousand dollars ($100,000), and a license agreement for the PCDS software with Ashcart Corporation (an affiliate of Ashley); and (b) to conform this Agreement and related agreements to the foregoing.
     The Parties agree to negotiate in good faith for the amendments to this Agreement and related agreements and to use commercially reasonable efforts to achieve and accommodate the objectives of the Ashley Agreements. The Parties agree that Ashley is not a third-party beneficiary of this Agreement or the Letter Agreement.
Exhibit 1.1.4 — Page 1

EXHIBIT 2.1(c) – PURCHASE PRICE ALLOCATION TO SHARES
[Subject to modification by mutual agreement of the Parties prior to Closing]

Company	Type	Amount
Davis-Garvin Holdings, Inc. and Subsidiaries	S	12,000,000

Capital Excess & Surplus Brokers, Inc.	S	500,000

Southeastern Claims Services, Inc.	S	1,000,000

Safeco Products, Inc.	S	500,000

Charter Premium Audits, Inc.	S	1,000,000

Subtotal		15,000,000

Capital City Holding Company, Inc. and Subsidiaries	C	25,950,000

Total		40,950,000

Exhibit 2.1(c) — Page 1

EXHIBIT 2.3(b) – PROVISION OF SECURITY FOR BUYER
     The Parties agree that the funds in the Reserve Escrow will be paid out in accordance with the following guidelines:
A.	At December 31 of each year following the Closing Date, all available Reserve Investment Income will be paid to Sellers or, at Sellers’ request, as determined pursuant to an agreement among Sellers and Mr. John Seibert (“Seibert”).

B.	Sixty-six (66) months after Closing the Actual 72-Month Payout from December 31, 2006 shall be compared to the Projected 72-Month Payout, and if the Actual 72-Month Payout is less than or equal to the Projected 72-Month Payout, then
1.	The Reserve Escrow Principal shall be distributed to Sellers or, at Sellers’ request, as determined pursuant to an agreement among Sellers and Seibert.
OTHERWISE
2.	An amount of the Reserve Escrow Principal shall be distributed to Buyer equal to the lesser of:
a.	the excess of the Actual 72-Month Payout less the Projected 72-Month Payout, and

b.	the Reserve Escrow Principal.
And, any remaining amount of Reserve Escrow Principal shall be distributed to Sellers or, at Sellers’ request, as determined pursuant to an agreement among Sellers and Seibert.
C.	Any amount distributed to (i) Seibert pursuant to paragraph B(1), above, or (ii) Buyer pursuant to paragraph B(2), above, shall be treated by the Parties as a reduction to the Purchase Price, unless otherwise required by Law.

D.	If Buyer and Sellers are unable to agree on the Actual 72-Month Payout, the Projected 72-Month Payout or the Reserve Escrow Principal, then such Actual 72-Month Payout, Projected 72-Month Payout or Reserve Escrow Principal shall be determined, if requested in writing by any Party, by an independent certified public accounting firm (the “Expert”) to be agreed upon by Buyer and Sellers or, if they cannot agree, selected by the President of the American Institute of Certified Public Accountants. The
Exhibit 2.3(b) — Page 1

Expert shall be a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries, with no prior working or familial relationship to either Buyer or Sellers or Seibert, or Buyer’s or Sellers’ respective executive management or board of directors. The Expert shall act as an expert and the Expert’s costs shall be borne between Buyer and Sellers as the Expert directs. The decision of the Expert shall be final and binding on Buyer and Sellers. In addition, Buyer and Sellers hereby agree to abide and be bound by the standard terms and conditions of the Expert for purposes of its appointment under this Exhibit 2.3(b).
     When used in this Exhibit 2.3(b), the following terms shall have the respective meanings specified below:
     “Actual 72-Month Payout” means the amount of loss and loss adjustment expense, net of all reinsurance, salvage and subrogation recoveries, actually paid out during the period from December 31, 2006 to December 31, 2012, on all claims incurred as of December 31, 2006, inclusive of claims incurred but not reported as of December 31, 2006. This amount shall be taken from the audited Capital City Insurance Company Annual Statements, Schedule P, for the 2006 through 2012 years.
     “Projected 72-Month Payout” means the projected amount of loss and loss adjustment expense, net of all reinsurance, salvage and subrogation recoveries, inclusive of claims incurred but not reported as of December 31, 2006, to be paid out during the period from December 31, 2006 to December 31, 2012. This is defined to be 90% of the carried net loss and allocated loss adjustment expense reserve taken from the audited Capital City Insurance Company Annual Statements, Schedule P, for the 2006 year.
     “Reserve Escrow Principal” means, at any point in time, the original principal amount of $4 million less any prior distributions of Reserve Escrow Principal.
     “Reserve Investment Income” means, at any point in time, the investment income that has been earned on the funds in the Reserve Escrow that has not been paid out as of such date.
Exhibit 2.3(b) — Page 1

EXHIBIT 2.3(c)(iii)(2) – D-G AIR LLC EQUITY DISTRIBUTION AGREEMENTS
[attached]
Exhibit 2.3(c)(iii)(2) — Page 1

EXHIBIT 2.3(c)(iii)(3) – SECOND VENTURE, LLC EQUITY SALE AGREEMENT
[attached]
Exhibit 2.3(c)(iii)(3) — Page 1

EXHIBIT 3.2(d) – EQUITY OWNERSHIP CHART
Exhibit 3.2(d) — Page 1

EXHIBIT 5.2(b) – CONFIDENTIALITY AGREEMENT
[attached]
Exhibit 5.2(b) — Page 1

EXHIBIT 6.1(f)-1 – FIRST VENTURE HOLDINGS, LLC LEASE
[attached]
Exhibit 6.1(f)-1 — Page 1

EXHIBIT 6.1(f)-2 – SECOND VENTURE, LLC LEASE
[attached]
Exhibit 6.1(f)-2 — Page 1

EXHIBIT 6.2(d) – NON-DISCLOSURE, NON-SOLICITATION AND NON-COMPETE AGREEMENT
[attached]
Exhibit 6.2(d) — Page 1